Exhibit 10.05

OFFICE

LEASE AGREEMENT

SIERRA POINT, L.L.C., as Landlord,

and

EPINIONS.COM, a Delaware corporation, as Tenant.

8000 MARINA BOULEVARD

BRISBANE, CALIFORNIA

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TABLE OF CONTENTS

(Continued)

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TABLE OF CONTENTS

(Continued)

EXHIBITS

EXHIBIT “A”	Definitions
EXHIBIT “B”	Legal Description of the Land
EXHIBIT “C”	Floor Plan
EXHIBIT “D”	Commencement Date Memorandum
EXHIBIT “E”	Building Rules
EXHIBIT “F”	Work Letter
EXHIBIT “G”	Form of Guaranty
EXHIBIT “H”	Janitorial Specifications][

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OFFICE LEASE AGREEMENT

This Office Lease Agreement is made and entered into as of the Effective Date by and between SIERRA POINT, L.L.C., a Delaware limited liability company, as Landlord, and EPINIONS.COM., a Delaware corporation, as Tenant.

DEFINITIONS

Capitalized terms used in this Lease have the meanings ascribed to them on the attached EXHIBIT “A”.

BASIC TERMS

The following Basic Terms are applied under and governed by the particular section(s) in this Lease pertaining to the following information:

1.	Premises:	Approximately 25,028 rentable square feet consisting of the entire fifth floor of the Building. The Premises is depicted on EXHIBIT “C”. The Building will contain approximately 192,639 rentable square feet.

2.	Lease Term:	Five (5) years (Sixty (60) months)

	Extension Option:	One (1) option to extend the term for three (3) years.

3.	Delivery Date:	May 1, 2000

4.	Basic Rent:

Months	Monthly Basic Rent per rentable square foot of the Premises
1-12	$3.25
13-24	$3.348
25-36	$3.448
37-48	$3.558
49-60	$3.668

5.	Initial Tenant’s Share of Excess Expenses Percentage:	Approximately 13.0% (subject to adjustment pursuant to Section 1.1 below)

6.	Expense Stop:	$8.71 per rentable square foot.

7.	Improvement Allowance:	$30.00 per useable square foot of the Premises.

8.	Security Deposit:	An amount equal to Six (6) Months’ Basic Rent plus leasing commissions and cost of the Tenant’s Improvements incurred by Landlord in the form of an irrevocable letter of credit. The Security Deposit is currently estimated to be $1,417,000, but is subject to adjustment based on the final rentable area of the Premises determined in accordance with Section 1.1 below.

9.	Property Manager/ Rent Payment Address:	Opus West Management Corporation 2020 Main Street, Suite 800 Irvine, CA 92614 Attn: Property Manager/Sierra Point Telephone: (949) 622-3455 Facsimile: (949) 622-1951

10.	Address of Landlord for Notices:	Sierra Point, L.L.C. c/o Opus West Corporation 6160 Stoneridge Mall Road, Suite 360 Pleasanton, CA 94588 Attn: Senior Vice President Telephone: (925) 463-9254 Facsimile: (925) 463-9368

	With a copy to:	Opus Corporation 2415 East Camelback Road, Suite 800 Phoenix, Arizona 85016-4201 Attn: Legal Department Telephone: (602)468-7000 Facsimile: (602) 468-7045

	With a copy to:	Property Manager at the address set forth above.

11.	Address of Tenant for Notices:	epinions.com 2037 Landings Drive Mountain View, CA 94043 Attn: Caroline Lee Telephone: (650) 210-2351 Facsimile: (650) 210-0710

12.	Broker(s):	CB Richard Ellis and Cornish & Carey

13.	Guarantor(s):	None.

ARTICLE 1

LEASE OF PREMISES AND LEASE TERM

1.1 Premises. In consideration of the covenants and agreements set forth in this Lease and other good and valuable consideration, Landlord leases the Premises to Tenant and Tenant leases the Premises from Landlord, upon and subject to the terms, covenants and conditions set forth in this Lease. Landlord has determined that the Premises contains the estimated amount of rentable square feet specified in the Basic Terms (“Estimated Area”). On or about the Commencement Date, Landlord will cause Landlord’s architect to remeasure the Premises in accordance with the methods of measuring rentable area described in the Standard Method for Measuring Floor Area in Office Buildings, ANSI Z65.1 - 1996, promulgated by the Building Owners and Managers Association International, with full-floor and multi-tenant add-on factors also determined in accordance therewith. The actual rentable square footage (“Actual Area”) will then be specified in the Commencement Date Memorandum. If the Actual Area differs from the Estimated Area, the monthly installments of Basic Rent, the Initial Tenant’s Share of Excess Expenses Percentage, the amount of the Security Deposit and other matters that vary based on the actual rentable square footage of the Premises will be adjusted based on the Actual Area and set forth in the Commencement Date Memorandum. The failure of Tenant to deliver notice that it disputes the rentable square footage so determined by Landlord’s architect within ten (10) days after the delivery of such determination to Tenant constitutes Tenant’s agreement that for all purposes the Premises will conclusively be deemed to contain the rentable square footage specified in Landlord’s architect’s determination.

1.2 Term, Delivery and Commencement.

1.2.1 Commencement and Expiration of Term. The Term of this Lease is the period stated in the Basic Terms. The Term commences on the Commencement Date and expires on the last day of the last calendar month of the Term.

1.2.2 Tender of Possession. Landlord will use commercially reasonable efforts to tender possession of the Premises to Tenant on or before the Delivery Date, subject to Force Majeure and Tenant Delay. If Landlord is unable to tender possession of the Premises to Tenant on or before the Delivery Date for any reason, this Lease remains in full force and effect and Landlord is not liable to Tenant for any resulting loss or damage; provided, however, that unless the delay is caused by Tenant Delay, Landlord will appropriately adjust the Commencement Date and Rent Commencement Date.

1.2.3 Commencement Date Memorandum. Promptly after the Commencement Date, Landlord will deliver to Tenant the Commencement Date Memorandum with all blanks completed. Tenant will, within 10 days after receiving it, execute and deliver to Landlord the Commencement Date Memorandum. Landlord’s failure to deliver to Tenant and/or Tenant’s failure to execute and deliver to Landlord the Commencement Date Memorandum does not affect any right or obligation of either party under this Lease. If Tenant does not timely execute and deliver to Landlord the Commencement Date Memorandum, Landlord and any prospective purchaser or encumbrancer may conclusively rely on the information contained in the unexecuted Commencement Date Memorandum which Landlord delivered to Tenant.

1.2.4 Early Occupancy. Tenant may occupy the Premises approximately fifteen (15) days before Substantial Completion; provided, however, during the early occupancy period Tenant may only install Tenant’s furniture, fixtures and equipment in the Premises and must comply with and observe all terms and conditions of this Lease (other than Tenant’s obligation to pay Basic Rent).

1.2.5 Extension of Term. Provided that no Event of Default exists at the time of exercise, Tenant may extend the Term of this Lease for one (1) period of three (3) years. Tenant must exercise such right of extension by delivering written notice of Tenants exercise at least nine (9), but not more than twelve (12), months prior to the expiration of the Term. Such extension of the Term will be on the same terms, covenants and conditions as in this Lease, other than Basic Rent. Basic Rent will be the fair market rental rate(s) for the extension period, as reasonably determined by Landlord in relation to comparable (in quality, location and size) space located in the Building and/or in North San Mateo County. Landlord’s determination of such fair market Basic Rent will be delivered to Tenant not later than thirty (30) days after Landlord receives Tenant’s exercise notice. In no event will Basic Rent for an extension of the Term be less than the Basic Rent (exclusive of temporary abatements) payable by Tenant immediately prior to commencement of the applicable extension period. These extension rights are personal to Tenant and may not be assigned or transferred in any manner except in connection with an approved Transfer under Article 13.

1.2.6 Rent Appraisal. If Tenant reasonably disputes Landlord’s determination of the fair market Basic Rent for an extension of the Term, Tenant will deliver notice of such dispute, together with Tenant’s determination of the Basic Rent, to Landlord within five (5) days of Tenant’s receipt of Landlord’s determination. The parties will then attempt in good faith to agree upon the Basic Rent. If Landlord and Tenant fail to agree within fifteen (15) days, they will within seven (7) days thereafter mutually appoint an appraiser to determine Basic Rent. The appraiser must have at least five (5) years of full-time commercial appraisal experience in the South San Francisco/Brisbane area and be a member of the American Institute of Real Estate Appraisers. If Landlord and Tenant are unable to agree upon an appraiser within such seven (7) days, the parties will within five (5) days thereafter apply to the president of the local Chapter of the American Institute of Real Estate Appraisers or its equivalent for the selection of an appraiser. Such president will, within fifteen (15) days, select an appraiser with the above qualifications who has not acted in any capacity for either party within the prior two (2) years. Within seven (7) days of the appointment (either by agreement or selection) of the appraiser, Landlord and Tenant will submit to the appraiser their respective determinations of the fair market Basic Rent and any related information. Within twenty (20) days thereafter, the appraiser will review each party’s submittal (and such other information as the appraiser deems necessary) and will select one party’s submittal as representing the most reasonable approximation of the fair market Basic Rent for the applicable extension of the Term. The Basic Rent so selected will serve as the Basic Rent for the applicable extension of the Term; provided, however, that in no event will Basic Rent for an extension of the Term be less than the Basic Rent (exclusive of temporary abatements) payable by Tenant immediately prior to commencement of the applicable extension period. Subject to the previous sentence, if the appraiser timely receives one party’s submittal, but not both, the appraiser must designate the submitted item as the Basic Rent. Tenant will pay upon demand to Landlord one-half ( 1/2) of the cost of the appraisal and Landlord will then pay the appraiser.

1.2.7 Rent Credit; Termination Right. Notwithstanding any other term of this Lease, if Substantial Completion does not occur within three (3) months after the Delivery Date, subject to extension for delays due to Force Majeure and/or Tenant Delay, then Landlord will credit to Tenant against Basic Rent first becoming due under this Lease an amount equal to one (1) day’s Basic Rent for each day of such delay until the earlier of the date of Substantial Completion or ninety (90) days after the accrual of such credit begins. In no event will Tenant be entitled to a credit against Basic Rent in excess of an amount equal to the Basic Rent payable for ninety (90) days, even if Substantial Completion has not occurred by the end of such ninety (90) day period. In addition, if Substantial Completion does not occur within six (6) months after the Delivery Date, subject to extension for delays due to Force Majeure and/or Tenant Delay (as the same may be extended, the “Termination Date”), then Tenant shall have the right to terminate this Lease by written notice thereof delivered to Landlord no later than ten (10) days after the Termination Date. If Tenant timely delivers such notice of termination, then this Lease shall terminate and the parties will have no further rights or obligations hereunder, provided that if Substantial Completion occurs within ten (10) Business Days after delivery to Landlord of Tenant’s termination notice, then this Lease shall remain in full force and effect. Any failure by Tenant to deliver such termination notice to Landlord on or before ten (10) days after the Termination Date will constitute a waiver of Tenant’s right to terminate this Lease pursuant to this Section. If Tenant does not exercise such right to terminate this Lease, then Tenant shall not be entitled to any further credit against Basic Rent for any additional delays in Substantial Completion. In the event of any termination pursuant to this Section, Landlord will return to Tenant any prepaid Rent and any Security Deposit received by Landlord from Tenant.

ARTICLE 2

RENTAL AND OTHER PAYMENTS

2.1 Basic Rent. Tenant will pay Basic Rent in monthly installments to Landlord, in advance, without offset or deduction, commencing on the Rent Commencement Date and continuing on the first day of each and every calendar month after the Rent Commencement Date during the Term. Tenant will make all Basic Rent payments to Property Manager at the address specified in the Basic Terms or at such other place or in such other manner as Landlord may from time to time designate in writing. Tenant will make all Basic Rent payments without Landlord’s previous demand, invoice or notice for payment. Landlord and Tenant will prorate, on a per diem basis, Basic Rent for any partial month within the Term. An amount equal to one full month of Basic Rent at the initial rate specified in the Basic Terms will be paid to Landlord by Tenant upon execution of this Lease by Tenant, to be applied against the first installment of Basic Rent by Landlord when due.

2.2 Additional Rent. Article 3 of this Lease requires Tenant to pay certain Additional Rent pursuant to estimates Landlord delivers to Tenant. Tenant will make all payments of estimated Additional Rent in accordance with Sections 3.3 and 3.4 without deduction or offset and without Landlord’s previous demand, invoice or notice for payment. Tenant will pay all other Additional Rent described in this Lease that is not estimated under Sections 3.3 and 3.4 within ten (10) days after receiving Landlord’s invoice for such Additional Rent. Tenant will make all Additional Rent payments to the same location and, except as described in the previous sentence, in the same manner as Tenant’s Basic Rent payments.

2.3 Delinquent Rental Payments. If Tenant does not pay any installment of Basic Rent or any Additional Rent within three days after the date the payment is due, Tenant will pay Landlord a late payment charge equal to 5% of the amount of the delinquent payment. Further, if Tenant does not pay any installment of Basic Rent or any Additional Rent within thirty (30) days after the date the payment is due, Tenant will pay Landlord interest on the delinquent payment calculated at the Maximum Rate from the date when the payment is due through the date the payment is made. The parties agree that such amounts represent a fair and reasonable estimate of the damages Landlord will incur by reason of such late payment. The parties agree that the charge specified as the late payment charge represents a fair and reasonable estimate of the costs

Landlord will incur by reason of such late payment and acceptance of such late charge does not constitute a waiver of Tenant’s default or limit any other remedy of Landlord. The late charge shall be deemed Rent and Landlord’s right to such compensation for the delinquency is in addition to all of Landlord’s rights and remedies under this Lease, at law or in equity.

2.4 Independent Obligations. Notwithstanding any contrary term or provision of this Lease, Tenant’s covenant and obligation to pay Rent is independent from any of Landlord’s covenants, obligations, warranties or representations in this Lease. Tenant will pay Rent without any right of offset or deduction.

ARTICLE 3

PROPERTY EXPENSES

3.1 Payment of Excess Expenses. Tenant will pay, as Additional Rent, and in the manner this Article 3 describes Tenant’s Share of Excess Expenses due and payable during any calendar year of the Term. Landlord will prorate Tenant’s Share of Excess Expenses due and payable during the calendar year in which the Lease terminates as of the termination date on a per diem basis based on the number of days of the Term within such calendar year. Notwithstanding anything to the contrary contained herein, Tenant will not be responsible for the payment of Excess Expenses during calendar year 2000.

3.2 Estimation of Tenant’s Share of Excess Expenses. Landlord will deliver to Tenant a written estimate of the following for each calendar year of the Term: (a) Property Taxes, (b) Operating Expenses, (c) Excess Expenses, (d) Tenant’s Share of Excess Expenses and (e) the annual and monthly Additional Rent attributable to Tenant’s Share of Excess Expenses.

3.3 Payment of Estimated Tenant’s Share of Excess Expenses. Tenant will pay the amount Landlord estimates as Tenant’s Share of Excess Expenses under Section 3.2 for each calendar year of the Term in equal monthly installments, in advance, commencing on the Rent Commencement Date and thereafter on the first day of each and every calendar month during the Term. If Landlord has not delivered the estimates to Tenant by the first day of January of the applicable calendar year, Tenant will continue paying Tenant’s Share of Excess Expenses based on Landlord’s estimates for the previous calendar year. When Tenant receives Landlord’s estimates for the current calendar year, Tenant will pay the estimated amount for such calendar year (less amounts Tenant paid to Landlord in accordance with the immediately preceding sentence) in equal monthly installments over the balance of such calendar year, with the number of installments being equal to the number of full calendar months remaining in such calendar year.

3.4 Re-Estimation of Excess Expenses. Landlord may re-estimate Excess Expenses from time to time during the Term. In such event, Landlord will re-estimate the monthly Additional Rent attributable to Tenant’s Share of Excess Expenses to an amount sufficient for Tenant to pay the re-estimated monthly amount over the balance of the calendar year. Landlord will notify Tenant of the re-estimate and Tenant will pay the re-estimated amount in the manner provided in the last sentence of Section 3.3.

3.5 Confirmation of Tenant’s Share of Excess Expenses. After the end of each calendar year within the Term, Landlord will determine the actual amount of Excess Expenses and Tenant’s Share of Excess Expenses for the expired calendar year and deliver to Tenant a written statement of such amounts. If Tenant paid less than the amount of Tenant’s Share of Excess Expenses specified in the statement, Tenant will pay the difference to Landlord as Additional Rent in the manner described in Section 2.2. If Tenant paid more than the amount of Tenant’s Share of Excess Expenses specified in the statement, Landlord will, at Landlord’s option, either (a) refund the excess amount to Tenant, or (b) credit the excess amount against Tenant’s next due monthly installment or installments of estimated Additional Rent, provided that Landlord will refund such amount to Tenant if either the Term has expired or been terminated or if the excess amount is greater than three (3) months’ Additional Rent so long as Tenant is not then in default. If Landlord is delayed in delivering such statement to Tenant, such delay does not constitute Landlord’s waiver of Landlord’s rights under this section.

3.6 Tenant’s Inspection and Audit Rights. If Tenant disputes Landlord’s determination of the actual amount of Excess Expenses or Tenant’s Share of Excess Expenses for any calendar year, and provided that (a) no Event of Default exists under this Lease, and (b) Tenant delivers to Landlord Written notice of the dispute within sixty (60) days after Landlord’s delivery of the statement of such amount under Section 3.5, then Tenant (but not any subtenant) may, at its sole cost and expense, upon prior written notice and during regular business hours at a time and place reasonably acceptable to Landlord (which may be the location where Landlord or Property Manager maintains the applicable records), cause a certified public accountant reasonably acceptable to Landlord to audit Landlord’s records relating to the disputed amounts. Tenant’s objection to Landlord’s determination of Excess Expenses or Tenant’s Share of Excess Expenses is deemed withdrawn unless Tenant completes and delivers the audit report to Landlord within 60 days after the date Tenant delivers its dispute notice to Landlord under this section. If the audit report shows that the amount Landlord charged Tenant for Tenant’s Share of Excess Expenses was greater than the amount this Article 3 obligates Tenant to pay, unless Landlord reasonably contests the audit, Landlord will refund the excess amount to Tenant, together with interest on the excess amount at the Maximum Rate (computed from the date Tenant delivers its dispute notice to Landlord) within thirty (30) days after Landlord receives a copy of the audit report and, if the amount of such excess exceeds five percent (5%) of the Basic Rent payable during the calendar year to which the audit applies, Landlord will reimburse Tenant for the reasonable out-of-pocket costs of such audit up to a maximum of Five Thousand Dollars ($5,000) per audit. If the audit report shows that the amount Landlord charged Tenant for Tenant’s Share of Excess Expenses was less than the amount this Article 3 obligates Tenant to pay, Tenant will pay to Landlord, as Additional Rent, the difference between the amount Tenant paid and the amount determined in the audit, together with interest on the difference at the Maximum Rate (computed from the date Tenant delivers its dispute notice to Landlord). Pending resolution of any audit under this section, Tenant will continue to pay to Landlord the estimated amounts of Tenant’s Share of Excess Expenses in accordance with Sections 3.3 and 3.4. Tenant must keep all information it obtains in any audit strictly confidential and may only use such information for the limited purpose this section describes and for Tenant’s own account.

3.7 Adjustment for Variable Operating Expenses. Notwithstanding any contrary language in this Article 3, if all of the rentable area of the Building is not occupied at all times during any calendar year pursuant to leases under which the terms have commenced for such calendar year, Landlord will reasonably and equitably adjust its computation of Operating Expenses for that calendar year to obligate Tenant to pay all components of Operating Expenses that vary based on occupancy in an amount equal to Landlord’s reasonable estimate of the amount Tenant would have paid for such components of Operating Expenses had all of the rentable area of the Building been occupied at all times during such calendar year pursuant to leases under which the terms have commenced for such calendar year. Landlord will also equitably adjust Operating Expenses to account for any Operating Expense any tenant of the Building pays directly to a service provider.

3.8 Personal Property Taxes. Tenant will pay, prior to delinquency, all taxes charged against Tenant’s trade fixtures and other personal property. Tenant will use all reasonable efforts to have such trade fixtures and other personal property taxed separately from the Property. If any of Tenant’s trade fixtures and other personal property are taxed with the Property, Tenant will pay the taxes attributable to Tenant’s trade fixtures and other personal property to Landlord as Additional Rent. Notwithstanding the foregoing, Tenant may reasonably contest any taxes charged against Tenant’s trade fixtures and other personal property as long as Tenant pursues such protest in accordance with all Laws and takes all actions necessary to protect Landlord and the Building from any Claims or liens, including, if required, paying the amount of such taxes under protest.

3.9 Landlord’s Right to Contest Property Taxes. Landlord may, but is not obligated to, contest the amount or validity, in whole or in part, of any Property Taxes. Landlord’s contest will be at Landlord’s sole cost and expense except that if Property Taxes are reduced (or if a proposed increase is avoided or reduced) because of Landlord’s contest, Landlord may include in its computation of Property Taxes the costs and expenses Landlord incurred in connection with contesting the Property Taxes, including without limitation reasonable attorney’s fees, up to the amount of any Property Tax reduction Landlord realized from the contest or any Property Tax increase avoided or reduced in connection with the contest, as the case may be. Tenant may not contest Property Taxes.

3.10 Rent Tax. Tenant shall pay to Landlord all Rent Tax due in connection with this Lease or the payment of Rent hereunder, which Rent Tax shall be paid by Tenant to Landlord concurrently with each payment of Rent made by Tenant to Landlord under this Lease.

ARTICLE 4

USE

4.1 Permitted Use. Tenant will not use the Premises for any purpose other than general office purposes. Tenant will not use the Property or knowingly permit the Premises to be used in violation of any Laws or in any manner that would (a) violate any certificate of occupancy affecting the Property; (b) make void or voidable any insurance now or after the Effective Date in force with respect to the Property; (c) cause injury or damage to the Property or to the person or property of any other tenant on the Property; (d) cause substantial diminution in the value or usefulness of all or any part of the Property (reasonable wear and tear excepted); or (e) constitute a public or private nuisance or waste. Tenant will obtain and maintain, at Tenant’s sole cost and expense, all permits and approvals required under the Laws for Tenant’s use of the Premises.

4.2 Acceptance of Premises. Subject to the Warranty Terms, Tenant acknowledges that neither Landlord nor any agent, contractor or employee of Landlord has made any representation or warranty of any kind with respect to the Premises, the Building or the Property, specifically including, but not limited to, any representation or warranty of suitability or fitness of the Premises, Building or the Property for any particular purpose. Subject to the Warranty Terms, Tenant’s occupancy of the Premises conclusively establishes Tenant’s acceptance of the Premises, the Building and the Property in an “AS IS - WHERE IS” condition. Notwithstanding the foregoing, Landlord agrees that on the Commencement Date the Premises will comply with all laws, codes, ordinances and other governmental requirements then applicable to the Premises and the Building as such laws, codes, ordinances and other requirements are interpreted and applied on the

Commencement Date. The Premises and the Building will conclusively be presumed to be in compliance therewith upon issuance of a certificate of occupancy or its functional equivalent.

4.3 Increased Insurance. Tenant will not do on the Property or permit to be done on the Premises anything that will (a) increase the premium of any insurance policy Landlord carries covering the Premises or the Property; (b) cause a cancellation of or be in conflict with any such insurance policy; (c) result in any insurance, company’s refusal to issue or continue any such insurance in amounts satisfactory to Landlord; or (d) subject Landlord to any liability or responsibility for injury to any person or property by reason of Tenant’s operations in the Premises or use of the Property. Tenant will, at Tenant’s sole cost and expense, comply with all rules, orders, regulations and requirements of insurers and of the American Insurance Association or any other organization performing a similar function to the extent applicable to the use and occupancy of the Premises. Tenant will reimburse Landlord, as Additional Rent, for any additional premium charges for such policy or policies resulting from Tenant’s failure to comply with the provisions of this section.

4.4 Laws/Building Rules. This Lease is subject and subordinate to all Laws. A copy of the current Building Rules is attached to this Lease as EXHIBIT “E”. Landlord may amend the Building Rules from time to time in Landlord’s reasonable discretion; provided, however, that no such amendment will materially and adversely affect Tenant’s rights under this Lease or materially enlarge Tenant’s obligations under this Lease.

4.5 Common Area. Landlord grants Tenant the non-exclusive right, together with all other occupants of the Building and their agents, employees and invitees, to use the Common Area during the Term, subject to all Laws. Landlord may, at Landlord’s sole and exclusive discretion, make changes to the Common Area, provided that such changes do not materially and adversely affect access to the Premises by Tenant and its employees or Tenant’s parking rights under Section 17.5 of this Lease. Landlord’s rights regarding the Common Area include, but are not limited to, the right to (a) restrain unauthorized persons from using the Common Area; (b) place permanent or temporary kiosks, displays, carts or stands in the Common Area and to lease the same to tenants; (c) temporarily close any portion of the Common Area (i) for repairs, improvements or Alterations, (ii) to discourage unauthorized use, (iii) to prevent dedication or prescriptive rights, or (iv) for any other reason Landlord deems sufficient in Landlord’s judgment; (d) change the shape and size of the Common Area; (e) add, eliminate or change the location of any improvements located in the Common Area and construct buildings or other structures in the Common Area; and (f) impose and revise Building Rules concerning use of the Common Area, including any parking facilities comprising a portion of the Common Area.

4.6 Signs. Tenant will receive, at Tenant’s sole cost and expense, (a) one building standard tenant identification sign adjacent to the entry door of the Premises and (b) one standard building directory listing. The signs will conform to Landlord’s sign criteria. Tenant will not install or permit to be installed in the Premises any other sign, decoration or advertising material of any kind that is visible from the exterior of the Premises. Landlord may immediately remove, at Tenant’s sole cost and expense, any sign, decoration or advertising material that violates this section.

ARTICLE 5

HAZARDOUS MATERIALS

5.1 Compliance with Hazardous Materials Laws. Tenant will not cause any Hazardous Materials to be brought upon, kept or used on the Property in a manner or for a purpose prohibited by or that could result in liability to Tenant or Landlord under any Hazardous Materials Law, except for office cleaning or other supplies customarily used in office buildings so long as such usage is in strict accordance with prudent industry practices and Hazardous Materials Laws. Tenant, at its sole cost and expense, will comply with all Hazardous Materials Laws. On or before the expiration or earlier termination of this Lease, Tenant, at its sole cost and expense, will completely remove from the Property (regardless whether any Hazardous Materials Law requires removal), in compliance with all Hazardous Materials Laws, all Hazardous Materials Tenant causes to be present in, on, under or about the Property. Tenant will not take any remedial action in response to the presence of any Hazardous Materials in on, under or about the Property, nor enter into any settlement agreement, consent decree or other compromise with respect to any Claims relating to or in any way connected with Hazardous Materials in, on, under or about the Property, without first notifying Landlord of Tenant’s intention to do so and affording Landlord reasonable opportunity to investigate, appear, intervene and otherwise assert and protect Landlord’s interest in the Property.

5.2 Notice of Actions. Tenant will notify Landlord of any of the following actions affecting Landlord, Tenant or the Property that result from or in any way relate to Tenant’s use of the Property immediately after receiving notice of the same: (a) any enforcement, clean-up, removal or other governmental or regulatory action instituted, completed or threatened under any Hazardous Materials Law; (b) any Claims made or threatened by any person relating to damage, contribution, liability, cost recovery, compensation, loss or injury resulting from or claimed to result from any Hazardous Material; and (c) any reports, records, letters of inquiry and responses, manifests or other documents made by any person, including Tenant, to or from any environmental agency relating to any Hazardous Material, including any complaints, notices, warnings or asserted violations. Tenant will also deliver to Landlord, as promptly as possible and in any event within five Business Days after Tenant first receives or sends the same, copies of all Claims, reports, complaints, notices, warnings or asserted violations relating in any way to the Premises or Tenant’s use of the Premises. Upon Landlord’s written request, Tenant will promptly deliver to Landlord documentation acceptable to Landlord reflecting the legal and proper handling, storage and disposal of all Hazardous Materials kept at or removed or to be removed from the Premises. All such documentation will list Tenant or its agent as a responsible party and will not attribute responsibility for any such Hazardous Materials to Landlord or Property Manager.

5.3 Disclosure and Warning Obligations. Tenant acknowledges and agrees that all reporting and warning obligations required under Hazardous Materials Laws resulting from or in any way relating to Tenant’s use of the Premises or Property are Tenant’s sole responsibility, regardless whether the Hazardous Materials Laws permit or require Landlord to report or warn, including without limitation all notices or other requirements under California Health & Safety Code Section 25249.5 et. seq. and California Code of Regulations 12000 et. seq.

5.4 Indemnification. Tenant releases and will indemnify, defend (with counsel reasonably acceptable to Landlord), protect and hold harmless the Landlord Parties from and against any and all Claims whatsoever arising or resulting, in whole or in part, directly or indirectly, from the presence, treatment, storage, transportation, disposal, release or management of Hazardous Materials in, on, under, upon or from the Property (including water tables and atmosphere) resulting from or in any way related to Tenant’s use of the Premises or Property. Tenant’s obligations under this section include, without limitation and whether foreseeable or unforeseeable, (a) the costs of any required or necessary repair, compliance, investigations, clean-up, monitoring response, detoxification or decontamination of the Property; (b) the costs of implementing any closure, remediation or other required action in connection therewith as stated above; (c) the value of any loss of use and any diminution in value of the Property and adjacent and nearby properties, including groundwater; and (d) consultants’ fees, experts’ fees and response costs. The obligations of Tenant under this section survive the expiration or earlier termination of this Lease. Landlord will indemnify, defend, reimburse and hold Tenant, its employees and lenders, harmless from and against the cost of remediation of Hazardous Materials on the Property which are caused solely by the gross negligence or willful misconduct of Landlord or its agents, contractors or employees.

ARTICLE 6

SERVICES

6.1 Landlord’s Obligations. Landlord will provide the following services, the costs of which are Operating Expenses:

6.1.1 Janitorial Service. Janitorial service as set forth in the Janitorial Specifications of the Building attached hereto as Exhibit “H.”

6.1.2 Electrical Energy. Electrical energy to the Premises for lighting and for operating office machines for general office use. Electrical energy will be sufficient for Tenant to operate normal lighting for general office use, personal computers and other equipment of similar low electrical consumption. Tenant will not use any equipment requiring electrical energy in excess of the above standards without receiving Landlord’s prior written consent, which consent Landlord will not unreasonably withhold but may condition on Tenant paying all costs of installing the equipment and facilities necessary to furnish such excess energy and an amount equal to the average cost per unit of electricity for the Building applied to the excess use as reasonably determined either by an engineer selected by Landlord or by submeter installed at Tenant’s expense. Landlord will replace all lighting bulbs, tubes, ballasts and starters within the Premises at Tenant’s sole cost and expense unless the costs of such replacement are included in Operating Expenses. If such costs are not included in Operating Expenses, Tenant will pay such costs as Additional Rent.

6.1.3 Heating, Ventilation and Air Conditioning. During Business Hours, heating, ventilation and air conditioning to the Premises sufficient to maintain, in Landlord’s reasonable judgment, comfortable temperatures in the Premises. During other times, Landlord will provide heat and air conditioning upon Tenant’s reasonable advance notice. Tenant will pay Landlord, as Additional Rent, for such extended service on an hourly basis at the rate reasonably determined by Landlord to approximate Landlord’s actual cost of providing such extended service. If extended service is not a continuation of the service Landlord furnished during Business Hours, Landlord may require Tenant to pay for a minimum of two hours of such service. Landlord will provide air conditioning to the Premises based on standard lighting and general office use only.

6.1.4 Water. Hot and cold water from standard building outlets for lavatory, restroom and drinking purposes.

6.1.5 Passenger Elevator Service. Elevator service to be used by Tenant in common with other tenants. Landlord may restrict Tenant’s use of elevators for freight purposes to the freight elevator and to hours Landlord reasonably determines. Landlord may limit the number of elevators in operation at times other than Business Hours.

6.2 Tenant’s Obligations. Tenant is solely responsible for paying directly to the applicable utility companies, prior to delinquency, all separately metered or separately charged utilities, if any, to the Premises or to Tenant. Such separately metered or charged amounts are not Operating Expenses. Except as provided in Sections 6.1 and the Work Letter, Tenant will also obtain and pay for all other utilities and services Tenant requires with respect to the Premises (Including, but not limited to, hook-up and connection charges).

6.3 Other Provisions Relating to Services. No interruption in, or temporary stoppage of, any of the services this Article 6 describes is to be deemed an eviction or disturbance of Tenant’s use and possession of the Premises, nor does any interruption or stoppage relieve Tenant from any obligation this Lease describes, render Landlord liable for damages or entitle Tenant to any Rent abatement. Landlord is not required to provide any heat, air conditioning, electricity or other service in excess of that permitted by voluntary or involuntary governmental guidelines or other Laws. Landlord has the exclusive right and discretion to select the provider of any utility or service to the Property and to determine whether the Premises or any other portion of the Property may or will be separately metered or separately supplied. Landlord reserves the right, from time to time, to make reasonable and non-discriminatory modifications to the above standards for utilities and services.

6.4 Tenant Devices. Tenant will not, without Landlord’s prior written consent, use any apparatus or device in or about the Premises that causes substantial noise, odor or vibration. Tenant will not connect any apparatus or device to electrical current or water except through the electrical and water outlets Landlord installs in the Premises.

ARTICLE 7

MAINTENANCE AND REPAIR

7.1 Landlord’s Obligations. Except as otherwise provided in this Lease, Landlord will repair and maintain the following in good order, condition and repair: (a) the foundations, structural walls, exterior walls and roof of the Building; and (b) the electrical, mechanical, plumbing, heating and air conditioning systems, facilities and components located in the Building and used in common by all tenants of the Building. Landlord will also maintain and repair the Common Area and the windows, doors, plate glass and exterior surfaces of walls that are adjacent to Common Area. Landlord’s repair and maintenance costs under this Section 7.1 are Operating Expenses. Neither Basic Rent nor Additional Rent will be reduced, nor will Landlord be liable, for loss or injury to or interference with Tenant’s property, profits or business arising from or in connection with Landlord’s performance of its obligations under this section. In performing its obligations under this Section, Landlord will use reasonable efforts not to unduly disrupt or interfere with Tenant’s use and occupancy of the Premises.

7.2 Tenant’s Obligations.

7.2.1 Maintenance of Premises. Except as otherwise specifically provided in this Lease, Landlord is not required to furnish any services or facilities, or to make any repairs or Alterations, in, about or to the Premises or the Property. Except as specifically described in Section 7.1, Tenant assumes the full and sole responsibility for the condition, operation, repair, replacement, maintenance and management of the Premises. Except as specifically described in Section 7.1, Tenant, at Tenant’s sole cost and expense, will keep and maintain the Premises (including, but not limited to, all non-structural interior portions, systems and equipment; interior surfaces of exterior walls; interior moldings, partitions and ceilings; and interior electrical, lighting and plumbing fixtures) in good order, condition and repair, reasonable wear and tear and damage from insured casualties excepted. Tenant will keep the Premises in a neat and sanitary condition and will not commit any nuisance or waste in, on or about the Premises or the Property. If Tenant damages or injures the Common Area or any part of the Property other than the Premises, Landlord will repair the damage and Tenant will pay Landlord for all uninsured reasonable costs and expenses of Landlord in connection with the repair as Additional Rent. Tenant will maintain the Premises in a first-class and fully operative condition. Tenant’s repairs will be at least equal in quality and workmanship to the original work and Tenant will make the repairs in accordance with all Laws.

7.2.2 Alterations Required by Laws. If any governmental authority requires any Alteration to the Building or the Premises as a result of Tenant’s particular use of the Premises or as a result of any Alteration to the Premises made by or on behalf of Tenant or if Tenant’s particular use of the Premises subjects Landlord or the Property to any obligation under any Laws, Tenant will pay the cost of all such Alterations or the cost of compliance, as the case may be. If any such Alterations are Structural Alterations, Landlord will make the Structural Alterations, provided that Landlord may first require Tenant to deposit with Landlord an amount sufficient to pay the cost of the Structural Alterations (including, without limitation, reasonable overhead and administrative costs). If the Alterations are not Structural Alterations, Tenant will make the Alterations at Tenant’s sole cost and expense in accordance with Article 8.

ARTICLE 8

CHANGES AND ALTERATIONS

8.1 Landlord Approval. Tenant will not make any Structural Alterations. Tenant will not make any other Alterations without Landlord’s prior written consent, which consent Landlord may grant, withhold or condition in its sole, absolute and arbitrary discretion; provided, however, that Tenant may make such other Alterations costing up to Twenty Thousand Dollars ($20,000) in the aggregate over any twelve (12) month period subject to Landlord’s consent, which will not be unreasonably withheld, delayed or conditioned. In addition, notwithstanding the foregoing, Tenant shall be entitled to make such other Alterations in or to the Premises, without the prior consent of Landlord, provided that (i) each such Alteration costs less than Two Thousand Five Hundred Dollars ($2,500) and the aggregate cost of all Alterations during any twelve (12) month period does not exceed Five Thousand Dollars ($5,000), (ii) Tenant gives Landlord at least ten (10) Business Days prior written notice before commencing work on any such Alteration and delivers to Landlord with such notice the plans and specifications for the Alterations and the names and addresses of all contractors for the Alterations, and (iii) Tenant complies with the requirements of this Section 8.1 other than the requirement of obtaining Landlord’s consent. If specifically requested in writing by Tenant at the time Tenant requests Landlord’s consent to any such Alterations, Landlord will state at the time it approves any such Alterations whether or not Tenant will be required to remove such approved Alterations prior to the expiration of the Term or earlier termination of this Lease. Along with any request for Landlord’s consent, Tenant will deliver to Landlord plans and specifications for the Alterations and names and addresses of all prospective contractors for the Alterations. If Landlord approves the proposed Alterations, Tenant will, before commencing the Alterations or delivering (or accepting delivery of) any materials to be used in connection with the Alterations, deliver to Landlord copies of all contracts, certificates of insurance and certified copies of all endorsements for the insurance required by Section 8.2, copies of any contractor safety programs, copies of all necessary permits and licenses and such other information relating to the Alterations as Landlord reasonably requests. Tenant will not commence the Alterations before Landlord has, in Landlord’s reasonable discretion, provided Landlord’s written approval of the foregoing deliveries. Tenant will construct all approved Alterations or cause all approved Alterations to be constructed promptly by a contractor Landlord approves in writing in Landlord’s sole, absolute and arbitrary discretion, (b) in a good and workmanlike manner, (c) in compliance with all Laws, (d) in accordance with all orders, rules and regulations of the Board of Fire Underwriters having jurisdiction over the Premises and any other body exercising similar functions, (e) during time reasonably determined by Landlord to minimize interference with other tenants’ use and enjoyment of the Property, and (f) in full compliance with all of Landlord’s rules and regulations applicable to third party contractors, subcontractors and suppliers performing work at the Property.

8.2 Tenant’s Responsibility for Cost and Insurance. Tenant will pay the cost and expense of all Alterations, including, without limitation, a reasonable charge for Landlord’s review, inspection and engineering time, and for any painting, restoring or repairing of the Premises or the Building the Alterations occasion. Prior to commencing the Alterations, Tenant will deliver the following to Landlord in form and amount reasonably satisfactory to Landlord: (a) demolition (if applicable) and payment and performance bonds, (b) builder’s “all risk” insurance in an amount at least equal to the replacement value of the Alterations, and (c) evidence that Tenant and each of Tenant’s contractors have in force liability insurance insuring against construction related risks in at least the form, amounts and coverages required of Tenant under Article 10. The insurance policies described in clauses (b) and (c) of this section must name Landlord, Landlord’s lender (if any) and Property Manager as additional insureds.

8.3 Construction Obligations and Ownership. Landlord may inspect construction of the Alterations. Within a reasonable time after completing the Alterations, Tenant will furnish Landlord with contractor affidavits, full and final lien waivers and receipted bills covering all labor and materials expended and used in connection with the Alterations. Tenant will remove any Alterations Tenant constructs in violation of this Article 8 within 10 days after Landlord’s written request and in any event prior to the expiration or earlier termination of this Lease. All Alterations Tenant makes or installs (including all telephone, computer and other wiring and cabling located within the walls of and outside the Premises, but excluding Tenant’s movable trade fixtures, furniture and equipment) become the property of Landlord and a part of the Building immediately upon installation and, unless Landlord requires Tenant to remove the Alterations (subject to Section 8.1 above), Tenant will surrender the Alterations to Landlord upon the expiration or earlier termination of this Lease at no cost to Landlord.

8.4 Liens. Tenant will keep the Property free from any mechanics’, materialmens’, designers’ or other liens arising out of any work performed, materials furnished or obligations incurred by or for Tenant or any person or entity claiming by, through or under Tenant. Tenant will notify Landlord in writing 30 days prior to commencing any Alterations in order to provide Landlord the opportunity to record and post notices of non-responsibility or such other protective notices available to Landlord under the Laws. If any such liens are filed and Tenant, within 15 days after such filing, does not release the same of record or provide Landlord with a bond or other security satisfactory to Landlord protecting Landlord and the Property against such liens, Landlord may, without waiving its rights and remedies based upon such breach by Tenant and without releasing Tenant from any obligation under this Lease, cause such liens to be released, by any means Landlord deems proper, including, but not limited to, paying the claim giving rise to the lien or posting security to cause the discharge of the lien. In such event, Tenant will reimburse Landlord, as Additional Rent,, for all amounts Landlord pays (including, without limitation, reasonable attorneys’ fees and costs).

8.5 Indemnification. To the fullest extent allowable under the Laws, Tenant releases and will indemnify, protect, defend (with counsel reasonably acceptable to Landlord) and hold harmless the Landlord Parties and the Property from and against any Claims in any manner relating to or arising out of any Alterations or any other work performed, materials furnished or obligations incurred by or for Tenant or any person or entity claiming by, through or under Tenant.

ARTICLE 9

RIGHTS RESERVED BY LANDLORD

9.1 Landlord’s Entry. Landlord and its authorized representatives may at all reasonable times and upon twenty-four (24) hours prior notice (which may be telephonic or via email) to Tenant (except that no notice will be required in the event of an emergency) enter the Premises to: (a) inspect the Premises; (b) show the Premises to prospective purchasers, mortgagees and tenants; (c) post notices of non-responsibility or other protective notices available under the Laws; or (d) exercise and perform Landlord’s rights and obligations under this Lease. Landlord may in the event of any emergency enter the Premises without notice to Tenant. Landlord’s entry into the Premises pursuant to this Section is not to be construed as a forcible or unlawful entry into, or detainer of, the Premises or as an eviction of Tenant from all or any part of the Premises. Tenant will also permit Landlord (or its designees) to erect, install, use, maintain, replace and repair pipes, cables, conduits, plumbing and vents, and telephone, electric and other wires or other items, in, to and through the Premises if Landlord reasonably determines that such activities are necessary or appropriate for properly operating and maintaining the Building. In connection with the exercise of Landlord’s rights under this Section, Landlord will use reasonable efforts not to unduly interfere with or disturb Tenant’s use or occupancy of the Premises.

9.2 Control of Property. Landlord reserves all rights respecting the Property and Premises not specifically granted to Tenant under this Lease, including, without limitation, the right to: (a) change the name or street address of the Building; (b) designate and approve all types of signs, window coverings, internal lighting and other aspects of the Premises and its contents that may be visible from the exterior of the Premises; (c) grant any party the exclusive right to conduct any business or render any service in the Building, provided such exclusive right to conduct any business or render any service in the Building does not prohibit Tenant from any permitted use for which Tenant is then using the Premises; (d) prohibit Tenant from installing of vending or dispensing machines of any kind in or about the Premises other than those Tenant installs in the Premises solely for use by Tenant’s employees; (e) close the Building after Business Hours, except that Tenant and its employees and invitees may access the Premises after Business Hours in accordance with such rules and regulations as Landlord may prescribe from time to time for security purposes; (f) install, operate and maintain security systems that monitor, by closed circuit television or otherwise, all persons entering or leaving the Building; (g) install and maintain pipes, ducts, conduits, wires and structural elements in the Premises that serve other parts or other tenants of the Building; and (h) retain and receive master keys or pass keys to the Premises and all doors in the Premises. Notwithstanding the foregoing, or the provision of any security-related services by Landlord, Landlord is not responsible for the security of persons or property on the Property and Landlord is not and will not be liable in any way whatsoever for any breach of security not solely and directly caused by the willful misconduct of Landlord, its agents or employees.

9.3 Right to Cure. If Tenant defaults in the performance of any obligation under this Lease Landlord may, but is not obligated to, perform any such obligation on Tenant’s part without waiving any rights based upon such default and without releasing Tenant from any obligations hereunder. Tenant must pay to Landlord, within fifteen (15) days after delivery by Landlord to Tenant of statements therefor, sums equal to expenditures reasonably made and obligations incurred by Landlord in connection with the remedying by Landlord of Tenant’s defaults. Such obligations survive the termination or expiration of this Lease.

ARTICLE 10

INSURANCE

10.1 Tenant’s Insurance Obligations. Tenant will at all times during the Term and during any early occupancy period, at Tenant’s sole cost and expense, maintain the insurance this Section 10.1 describes.

10.1.1 Liability Insurance. Commercial general liability insurance (providing coverage at least as broad as the current ISO form) with respect to the Premises and Tenant’s activities in the Premises and upon and about the Property, on an “occurrence” basis, with minimum limits of $2,000,000 each occurrence and $5,000,000 general aggregate. Such insurance must include specific coverage provisions or endorsements (a) for broad form contractual liability insurance insuring Tenant’s obligations under this Lease; (b) naming Landlord and Property Manager as additional insureds by an “Additional Insured - Managers or Lessors of Premises” endorsement (or equivalent coverage or endorsement); (c) waiving the insurer’s subrogation rights against all Landlord Parties; (d) providing Landlord with at least 30 days prior notice of modification, cancellation or expiration; (e) expressly stating that Tenant’s insurance will be provided on a primary basis and will not contribute with any insurance Landlord maintains; and (f) providing that the insurer has a duty to defend all insureds under the policy (Including additional insureds), and that defense costs are paid in addition to, and do not deplete, the policy limits. If Tenant provides such liability insurance under a blanket policy, the insurance must be made specifically applicable to the Premises and this Lease on a “per location” basis.

10.1.2 Property Insurance. Property insurance providing coverage at least as broad as the current ISO Special Form (“all-risks”) policy in an amount not less than the full insurable replacement cost of all of Tenant’s trade fixtures and other personal property within the Premises and including business income interruption insurance covering at least nine months loss of income from Tenant’s business in the Premises. Such property insurance must include “agreed amount, no coinsurance” provisions.

10.1.3 Other Insurance. Such other insurance as may be required by any Laws from time to time or may reasonably be required by Landlord from time to time. If insurance obligations generally required of tenants in similar space in similar office buildings in the area in which the Premises is located increase or otherwise change, Landlord may likewise increase or otherwise change Tenant’s insurance obligations under this Lease.

10.1.4 Miscellaneous Insurance Provisions. All of Tenant’s insurance will be written by companies rated at least “Best A-VI I” and otherwise reasonably satisfactory to Landlord. Tenant will deliver a certified copy of each policy, or other evidence of insurance satisfactory to Landlord, (a) on or before the Commencement Date (and prior to any earlier occupancy by Tenant), (b) not later than 30 days prior to the expiration of any current policy or certificate, and (c) at such other times as Landlord may reasonably request. If Landlord allows Tenant to provide evidence of insurance by certificate, Tenant will deliver an ACORD Form 27 (or equivalent) certificate and will attach or cause to be attached to the certificate copies of the endorsements this Section 10.1 requires (including specifically, but without limitation, the “additional insured” endorsement). Tenant’s insurance must permit waiver of subrogation as provided in Section 10.1.5.

10.1.5 Tenant’s Waiver and Release of Claims and Subrogation. To the extent not prohibited by the Laws, Tenant, on behalf of Tenant and its insurers, waives, releases and discharges the Landlord Parties from all Claims arising out of personal injury or damage to or destruction of the Premises, Property or Tenant’s trade fixtures, other personal property or business, and any loss of use or business interruption, occasioned by any fire or other casualty or occurrence whatsoever (whether similar or dissimilar), regardless whether any such Claim results from the negligence or fault of any Landlord Party or otherwise, and Tenant will look only to Tenant’s insurance coverage (regardless whether Tenant maintains any such coverage) in the event of any such Claim. Tenant’s trade fixtures, other personal property and all other property in Tenant’s care, custody or control, is located at the Property at Tenant’s sole risk. Landlord is not liable for any damage to such property or for any theft, misappropriation or loss of such property. Tenant is solely responsible for providing such insurance as may be required to protect Tenant, its employees and invitees against any injury, loss, or damage to persons or property occurring in the Premises or at the Property, including, without limitation, any loss of business or profits from any casualty or other occurrence at the Property.

10.1.6 No Limitation. Landlord’s establishment of minimum insurance requirements is not a representation by Landlord that such limits are sufficient and does not limit Tenant’s liability under this Lease in any manner.

10.2 Landlord’s Insurance Obligations. Landlord will (except for the optional coverages and endorsements Section 10.2.1 describes) at all times during the Term maintain the insurance this Section 10.2 describes. All premiums and other costs and expenses Landlord incurs in connection with maintaining such insurance are Operating Expenses.

10.2.1 Property Insurance. Property insurance on the Building providing coverage at least as broad as the current ISO Special Form (“all risks”) policy in an amount not less than the full insurable replacement cost of the Building (less foundation, grading and excavation costs). Landlord may, at its option, obtain such additional coverages or endorsements as Landlord deems appropriate or necessary, including, without limitation, insurance covering foundation, grading, excavation and debris removal costs; business income and rent loss insurance, boiler and machinery insurance, ordinance or laws coverage, earthquake insurance, flood insurance, and other coverages. Landlord may maintain such insurance in whole or in part under blanket policies. Such insurance will not cover or be applicable to any property of Tenant within the Premises or otherwise located at the Property.

10.2.2 Liability Insurance. Commercial general liability insurance against claims for bodily injury, personal injury, and property damage occurring at the Property in such amounts as Landlord deems necessary or appropriate. Such liability insurance will protect only Landlord and, at Landlord’s option Landlord’s lender and some or all of the Landlord Parties, and does not replace or supplement the liability insurance this Lease obligates Tenant to carry.

10.2.3 Landlord’s Waiver and Release of Claims and Subrogation. To the extent not expressly prohibited by the Laws, and except for any Landlord Unreleased Casualty Claims (defined below), Landlord, on behalf of Landlord and its insurers, waives, releases and discharges Tenant from all claims or demands whatsoever arising out of damage to or destruction of the Property, or loss of use of the Property, occasioned by fire or other casualty, regardless whether any such claim or demand results from the negligence or fault of Tenant, but only to the extent the damage, destruction or loss is covered by Landlord’s insurance. Landlord’s policy or policies of property insurance will permit waiver of subrogation as provided in this Section 10.2.3. For purposes of this Section 10.2.3. Landlord Unreleased Casualty Claims means all Claims arising from or relating to any casualty to any portion of the Property or any personal property of Landlord located at the Property caused by (a) Tenant moving into or out of the Premises or otherwise bringing into, receiving at, or removing from the Premises any Alteration, trade fixture, equipment or other item or property of any type; (b) any breach of Tenant’s obligations under Article 5 of this Lease; or (c) the gross negligence, willful misconduct or intentional misconduct of Tenant.

10.3 Tenant’s Indemnification of Landlord. In addition to Tenant’s other indemnification obligations in this Lease but subject to Landlord’s agreements in Section 10.2, Tenant releases and will, to the fullest extent allowable under the Laws, Indemnify, protect, defend (with counsel reasonably acceptable to Landlord) and hold harmless the Landlord Parties from and against all Claims arising from (a) any breach or default by Tenant in the performance of any of Tenant’s covenants or agreements in this Lease, (b) any act, omission, negligence or misconduct of Tenant, (c) any accident, injury, occurrence or damage in, about or to the Premises, and (d) to the extent caused in whole or in part by Tenant, any accident, injury, occurrence or damage in, about or to the Property. Notwithstanding the foregoing, Tenant will not be obligated to indemnify Landlord for any Claim caused solely by the gross negligence or willful misconduct of Landlord.

10.4 Tenant’s Waiver. In addition to the other waivers of Tenant described in this Lease and to the extent not expressly prohibited by the Laws, Landlord and the other Landlord Parties are not liable for, and Tenant waives, any and all Claims against Landlord and the other Landlord Parties for any damage to Tenant’s trade fixtures, other personal property or business, and any loss of use or business interruption, resulting directly or indirectly from (a) any existing or future condition, defect, matter or thing in the Premises or on the Property, (b) any equipment or appurtenances becoming out of repair, (c) any occurrence, act or omission of any Landlord Party, any other tenant or occupant of the Building or any other person. This section applies especially, but not exclusively, to damage caused by the flooding of basements or other subsurface areas and by refrigerators, sprinkling devices, air conditioning apparatus, water, snow, frost, steam, excessive heat or cold, falling plaster, broken glass, sewage, gas, odors, noise or the bursting or leaking of pipes or plumbing fixtures. The waiver this section describes applies regardless whether any such damage results from an act of God, an act or omission of other tenants or occupants of the Property or an act or omission of any other person. Notwithstanding the foregoing, Tenant’s waiver under this Section will not apply to any damage to Tenant’s trade fixtures or other personal property caused solely by the gross negligence or willful misconduct of Landlord.

10.5 Tenant’s Failure to Insure. Notwithstanding any contrary language in this Lease and any notice and cure rights this Lease provides Tenant, if Tenant fails to provide Landlord with evidence of insurance as required under Section 10.1.4 and such failure continues for more than one Business Day after notice from Landlord (which notice may be telephonic or by fax notwithstanding anything to the contrary contained herein), Landlord may assume that Tenant is not maintaining the insurance Section 10.1 requires Tenant to maintain and Landlord may, but is not obligated to, without further demand upon Tenant or notice to Tenant and without giving Tenant any cure right or waiving or releasing Tenant from any obligation contained in this Lease, obtain such insurance for Landlord’s benefit. In such event, Tenant will pay to Landlord, as Additional Rent, all costs and expenses Landlord incurs in obtaining such insurance. Landlord’s exercise of its rights under this section does not relieve Tenant from any default under this Lease.

ARTICLE 11

DAMAGE OR DESTRUCTION

11.1 Tenantable Within 270 Days. Except as provided in Section 11.3, if fire or other casualty renders the whole or any material part of the Premises untenantable and Landlord determines (in Landlord’s reasonable discretion) that Landlord can make the Premises tenantable within 270 days after the date of the casualty, then Landlord will notify Tenant that Landlord will repair and restore the Building and the Premises to as near their condition prior to the casualty as is reasonably possible within the 270 day period (subject to Tenant Delay and Force Majeure). Landlord will provide the notice within 60 days after the date of the casualty.

11.2 Not Tenantable Within 270 Days. If fire or other casualty renders the whole or any material part of the Premises untenantable and Landlord determines (in Landlord’s reasonable discretion) that Landlord cannot make the Premises tenantable within 270 days after the date of the casualty, then Landlord will so notify Tenant within 60 days after the date of the casualty and may, in such notice, terminate this Lease effective on the date 60 days after the date of Landlord’s notice. In addition, Tenant may terminate this Lease by notifying Landlord within 60 days after the date of Landlord’s notice, which termination will be effective 60 days after the date of Tenant’s notice.

11.3 Building Substantially Damaged. If the Building is damaged or destroyed by fire or other casualty (regardless whether the Premises is affected) and either (a) less than 15 months remain in the Term, or (b) the damage reduces the value of the improvements on the Property by more than 50% (as Landlord reasonably determines value before and after the casualty), then regardless whether Landlord determines (in Landlord’s reasonable discretion) that Landlord can make the Building tenantable within 270 days after the date of the casualty, Landlord may, at Landlord’s option, by notifying Tenant within 60 days after the casualty, terminate this Lease effective on the date 60 days after the date of Landlord’s termination notice.

11.4 Insufficient Proceeds. Notwithstanding any contrary language in this Article 11, if Landlord does not receive sufficient insurance proceeds (excluding the amount of any policy deductible) to repair all damage to the Premises or the Building caused by fire or other casualty, or if Landlord’s lender does not allow Landlord to use sufficient proceeds to repair all such damage, then Landlord may, at Landlord’s option, by notifying Tenant within 60 days after the casualty, terminate this Lease effective on the date 60 days after the date of Landlord’s notice.

11.5 Landlord’s Repair; Rent Abatement. If this Lease is not terminated under Sections 11.1 through 11.4 following a fire or other casualty, then Landlord will repair and restore the Premises and the Building to as near their condition prior to the fire or other casualty as is reasonably possible with all commercially reasonable diligence and speed (subject to Tenant Delay and Force Majeure) and Basic Rent and Tenant’s Share of Excess Expenses for the period during which the Premises are untenantable will abate pro rata (based upon the rentable area of the untenantable portion of the Premises as compared with the rentable area of the entire Premises). In no event is Landlord obligated to repair or restore any Alterations or Tenant’s Improvements that are not covered by Landlord’s insurance, any special equipment or improvements installed by Tenant, any personal property, or any other property of Tenant. Landlord will, if necessary, equitably adjust Tenant’s Share of Excess Expenses Percentage to account for any reduction in the rentable area of the Premises or Building resulting from a casualty.

11.6 Rent Apportionment Upon Termination. If either Landlord or Tenant terminates this Lease under this Article 11, Landlord will apportion Basic Rent and Tenant’s Share of Excess Expenses on a per diem basis and Tenant will pay the Basic Rent and Tenant’s Share of Excess Expenses to the date of the fire or other casualty if the event renders the Premises completely untenantable or if the event does not render the Premises completely untenantable, the effective date of such termination (provided that if a portion of the Premises is rendered untenantable, but the remaining portion is tenantable, then, except as provided in Section 11.5, Tenant’s obligation to pay Basic Rent and Tenant’s Share of Excess Expenses abates pro rata [based upon the rentable area of the untenantable portion of the Premises divided by the rentable area of the entire Premises] from the date of the casualty and Tenant will pay the unabated portion of the Rent to the date of such termination on the portion terminated).

11.7 Exclusive Casualty Remedy. The provisions of this Article 11 are Tenant’s sole and exclusive rights and remedies in the event of a casualty. To the extent permitted by the Laws, Tenant waives the benefits of any Law, including, but not limited to, the provisions of Sections 1932(2) and 1933(4) of the Civil Code or any successor statutes or laws, that provides Tenant any abatement or termination rights (by virtue of a casualty) not specifically described in this Article 11.

ARTICLE 12

EMINENT DOMAIN

12.1 Termination of Lease. If the Condemning Authority desires to effect a Taking of all or any material part of the Property, Landlord will notify Tenant and Landlord and Tenant will reasonably determine whether the taking will render the Premises unsuitable for Tenant’s intended purposes. If Landlord and Tenant conclude that the Taking will render the Premises unsuitable for Tenant’s intended purposes, Landlord and Tenant will document such determination and this Lease will terminate as of the date the Condemning Authority takes possession of the portion of the Property taken. Tenant will pay Rent to the date of termination. If a Condemning Authority takes all or any material part of the Building or if a Taking reduces the value of the Property by 50% or more (as reasonably determined by Landlord), regardless of whether the Premises is affected, then Landlord, at Landlord’s option, by notifying Tenant prior to the date the Condemning Authority takes possession of the portion of the Property taken, may terminate this Lease effective on the date the Condemning Authority takes possession of the portion of the Property taken.

12.2 Landlord’s Repair Obligations. If this Lease does not terminate with respect to the entire Premises under Section 12.1 and the Taking includes a portion of the Premises, this Lease automatically terminates as to the portion of the Premises taken as of the date the Condemning Authority takes possession of the portion taken and Landlord will, at its sole cost and expense, restore the remaining portion of the Premises to a complete architectural unit with all commercially reasonable diligence and speed and will reduce the Basic Rent for the period after the date the Condemning Authority takes possession of the portion of the Premises taken to a sum equal to the product of the Basic Rent provided for in this Lease multiplied by a fraction, the numerator of which is the rentable area of the Premises after the Taking and after Landlord restores the Premises to a complete architectural unit, and the denominator of which is the rentable area of the Premises prior to the Taking. Landlord will also equitably adjust Tenant’s Share of Excess Expenses Percentage for the same period to account for the reduction in the rentable area of the Premises or the Building resulting from the Taking. Tenant’s obligation to pay Basic Rent and Tenant’s Share of Excess Expenses will abate on a proportionate basis with respect to that portion of the Premises remaining after the Taking that Tenant is unable to use during Landlord’s restoration for the period of time that Tenant is unable to use such portion of the Premises.

12.3 Tenant’s Participation. Landlord is entitled to receive and keep all damages, awards or payments resulting from or paid on account of a Taking. Accordingly, Tenant waives and assigns to Landlord any interest of Tenant in any such damages, awards or payments. Tenant may prove in any condemnation proceedings and may receive any separate award for damages to or condemnation of Tenant’s movable trade fixtures and equipment and for moving expenses; provided however, that Tenant has no right to receive any award for its interest in this Lease or for loss of leasehold.

12.4 Exclusive Taking Remedy. The provisions of this Article 12 are Tenant’s sole and exclusive rights and remedies in the event of a Taking. To the extent permitted by the Laws, Tenant waives the benefits of any Law, including, but not limited to, California Code of Civil Procedure Section 1265.130 or any successor statutes or laws, that provides Tenant any: abatement or termination rights or any right to receive any payment or award (by virtue of a Taking) not specifically described in this Article 12.

ARTICLE 13

TRANSFERS

13.1 Restriction on Transfers. Except for a Permitted Transfer, Tenant will not cause or suffer a Transfer without obtaining Landlord’s prior written consent. Landlord may grant or withhold consent in Landlord’s reasonable discretion. Tenant’s request for consent to a Transfer must describe in detail the parties, terms, portion of the Premises, and other circumstances involved in the proposed Transfer. Landlord will notify Tenant of Landlord’s election to consent or withhold consent within 15 Business Days of Landlord’s receipt of such a written request for consent to the Transfer from Tenant. Tenant will provide Landlord with any additional information Landlord reasonably requests regarding the proposed Transfer or the proposed transferee. If Landlord consents to the Transfer, Landlord may impose on Tenant or the transferee such conditions as Landlord, in its reasonable discretion, deems appropriate. No Transfer releases Tenant from any liability or obligation under this Lease and Tenant remains liable to Landlord after such a Transfer as a principal and not as a surety. If Landlord consents to any Transfer, Tenant will pay to Landlord, as Additional Rent, 50% of any amount Tenant receives on account of the Transfer in excess of (i) the amounts this Lease otherwise requires Tenant to pay plus (ii) the actual and reasonable out-of-pocket costs and expenses incurred by Tenant for brokerage commissions and Alterations to the Premises in connection with such Transfer. In no event may Tenant cause or permit a Transfer to another tenant of the Building. Any attempted Transfer in violation of this Lease is null and void and constitutes an Event of Default under this Lease.

13.2 Recapture Right. In lieu of giving or withholding consent pursuant to Section 13.1, Landlord may; within the 15 Business Day period provided in Section 13.1, elect by written notice to Tenant to terminate this Lease or, if a proposed Transfer affects only a portion of the Premises, to terminate this Lease as respects that portion. If Landlord elects to terminate the Lease as set forth above, Tenant may negate Landlord’s election by delivering written notice withdrawing its request for Landlord’s consent to the Transfer within five (5) days of Tenant’s receipt of Landlord’s notice. If Landlord elects to terminate this Lease as set forth above, Landlord will release Tenant from liability under this Lease for future Basic Rent and Additional Rent with respect to the Premises (or the portion of the Premises subject to the proposed Transfer) accruing after the effective date of termination. Landlord and Tenant agree and acknowledge that Landlord’s right to recapture as set forth above is intended to permit Landlord to maintain control over the leasing of space in the Property, to protect its interest in the Property and the interest of any lenders and to prevent such interest from being impaired. Tenant understands the nature of this right and has approved the recapture provisions in consideration for (a) Tenant’s right to negate Landlord’s recapture election by withdrawing its request for a Transfer and (b) Landlord’s agreement to release Tenant from liability for Rent accruing after the effective date of termination with respect to the recaptured portion of the Premises pursuant to the provisions of this Section.

13.3 No Merger. No merger shall result from Tenant’s Transfer of the Premises under this Article, Tenant’s surrender of this Lease or the termination of this Lease in any other manner. In any such event, Landlord may terminate any or all subtenancies or succeed to the interest of Tenant as sub-landlord thereunder.

13.4 Costs. Tenant will pay to Landlord, as Additional Rent, all actual and reasonable out of pocket costs and expenses Landlord incurs in connection with any Transfer, including, without limitation,

reasonable attorneys’ fees and costs, regardless whether Landlord consents to the Transfer not to exceed Two Thousand Dollars ($2,000) per request.

13.5 Landlord’s Consent Standards. Landlord’s consent to a proposed Transfer will not be unreasonably withheld, but in addition to any other grounds for denial, Landlord’s consent shall be deemed reasonably withheld if, in Landlord’s good faith judgment, any one or more of the following apply: (a) the proposed transferee does not have the financial strength to perform the Tenant’s obligations under this Lease; (b) the business and operations of the proposed transferee are not of comparable quality to the business and operations being conducted by other tenants in the Building; (c) the proposed transferee intends to use any part of the Premises for a purpose not permitted under this Lease; (d) either the proposed transferee, or any person which directly or indirectly controls, is controlled by, or is under common control with the proposed transferee occupies space in the Building, or is negotiating with Landlord to lease space in the Building; (e) the use of the Premises by the proposed transferee would, in Landlord’s reasonable judgment, impact the Building or the Property in a negative manner, including, but not limited to, significantly increasing the pedestrian or vehicular traffic in and out of the Building or the Property or requiring any alterations; to the Building or the Property to comply with applicable Laws; (f) if the subject space is only a portion of the Premises and itself is, or would render the Premises, not regular in shape with appropriate means of ingress and egress and facilities suitable for normal renting purposes, or is otherwise not readily divisible from the Premises; (g) the transferee is a government (or agency or instrumentality thereof); or (h) a default by Tenant exists under this Lease at the time Tenant requests consent to the proposed Transfer, provided that Tenant may resubmit the request for consent if it cures the default within any applicable notice and cure period under this Lease.

ARTICLE 14

DEFAULTS; REMEDIES

14.1 Events of Default. The occurrence of any of the following constitutes an “Event of Default” by Tenant under this Lease. Landlord and Tenant agree that the notices required by this Section 14.1 are intended to satisfy any and all notice requirements imposed by the Laws and are not in addition to any such requirements.

14.1.1 Failure to Pay Rent. Tenant fails to pay Basic Rent, any monthly installment of Tenant’s Share of Excess Expenses or any other Additional Rent amount as and when due and such failure continues for five days after Landlord notifies Tenant.

14.1.2 Failure to Perform. Tenant breaches or fails to perform any of Tenant’s nonmonetary obligations under this Lease and the breach or failure continues for a period of 15 days after Landlord notifies Tenant of Tenant’s breach or failure; provided that if Tenant cannot cure its breach or failure within a 15 day period, Tenant’s breach or failure is not an Event of Default if Tenant commences to cure its breach or failure within the 15 day period and thereafter diligently pursues the cure and effects the cure within a period of time that does not exceed an additional 30 days after the expiration of the initial 15 day period. Notwithstanding any contrary language contained in this Section 14.1.2, Tenant is not entitled to any notice or cure period before an uncurable breach or failure of this Lease becomes an Event of Default.

14.1.3 Misrepresentation. The existence of any material misrepresentation or omission in any financial statements, correspondence or other information provided to Landlord by or on behalf of Tenant or any Guarantor in connection with (a) Tenant’s negotiation or execution of this Lease; (b) Landlord’s evaluation of Tenant as a prospective tenant at the Property; (c) any proposed or attempted Transfer; or (d) any consent or approval Tenant requests under this Lease.

14.1.4 Intentionally Omitted.

14.1.5 Other Defaults. (a) Tenant makes a general assignment or general arrangement for the benefit of creditors; (b) a petition for adjudication of bankruptcy or for reorganization or rearrangement is filed by Tenant; (c) a petition for adjudication of bankruptcy or for reorganization or rearrangement is filed against Tenant and is not dismissed within 45 days; (d) a trustee or receiver is appointed to take possession of substantially all of Tenant’s assets, substantially all of Tenant’s assets located at the Premises, or of Tenant’s interest in this Lease and possession is not restored to Tenant within 45 days; or (e) substantially all of Tenant’s assets located at the Premises or Tenant’s interest in this Lease is subjected to attachment, execution or other judicial seizure not discharged within 45 days. If a court of competent jurisdiction determines that any act described in this section does not constitute an Event of Default, and the court appoints a trustee to take possession of the Premises (or if Tenant remains a debtor in possession of the Premises) and such trustee or Tenant Transfers Tenant’s interest hereunder, then Landlord is entitled to receive, as Additional Rent, the amount by which the Rent (or any other consideration) paid in connection with the Transfer exceeds the Rent otherwise payable by Tenant under this Lease.

14.1.6 Prohibited Transfer. If a Transfer occurs or is attempted in violation of Article 13 of this Lease.

14.1.7 Environmental Default. Tenant violates the provisions of Article 5 relating to Hazardous Materials.

14.2 Remedies. Upon the occurrence of any Event of Default, Landlord may at any time and from time to time, without notice or demand and without preventing Landlord from exercising any other right or remedy, exercise any of the following remedies:

14.2.1 Termination of Tenant’s Possession/Re-entry and Reletting Right. Terminate Tenant’s right to possession of the Property at any time by any lawful means, in which case this Lease shall terminate and Tenant must immediately surrender possession of the Property to Landlord. In such event, Landlord shall be entitled to recover from Tenant all damages incurred by Landlord by reason of Tenant’s default, including without limitation (i) the worth at the time of the award of the unpaid Rent and other charges which Landlord had earned at the time of the termination; (ii) the worth at the time of the award of the amount by which the unpaid Rent which Landlord would have earned after termination until the time of the award exceeds the amount of such rental loss that Tenant proves Landlord could have reasonably avoided; (iii) the worth at the time of the award of the amount by which the unpaid Rent which Tenant would have paid for the balance of the Lease Term after the time of award exceeds the amount of such rental loss that Tenant proves Landlord could have reasonably avoided; and (iv) any other amount, including court costs necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under the Lease or which in the ordinary course of things would be likely to result therefrom, including, but not limited to, any costs or expenses Landlord incurs in maintaining or preserving the Property after such default, the cost of recovering possession of the Property, expenses of reletting, including necessary renovation or alteration of the Property, Landlord’s reasonable attorneys’ fees incurred in connection therewith, and any real estate commission paid or payable. As used in subparts (i) and (ii) above, the “worth at the time of the award” is computed by allowing interest at the Maximum Rate. As used in subpart (iii) above, the “worth at the time of the award” is computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of the award, plus one percent (1%) (If Tenant has abandoned the Property, Landlord shall have the option of (i) retaking possession of the Property and recovering from Tenant the amount specified in this Section 14.2.1 or (ii) proceeding under Section 14.2.2 or Section 14.2.3.

14.2.2 Maintain Right to Possession. Maintain Tenant’s right to possession, in which case this Lease shall continue in effect whether or not Tenant has abandoned the Property. Landlord shall be entitled to enforce all of Landlord’s rights and remedies under this Lease, including the right to recover the Rent as it becomes due. The Landlord has the remedy described in California Civil Code Section 1951.4 (Landlord may continue Lease in effect after Tenant’s breach and abandonment and recover Rent as it becomes due, if Tenant has right to sublet or assign, subject only to reasonable limitations). During the period Tenant is in default, Landlord may enter the Premises and relet them, or any part of them, to third parties for Tenant’s account. Tenant shall be liable immediately to Landlord for all costs Landlord incurs in reletting the Premises, including brokers’ commissions, expenses of remodeling the Premises required by the reletting, and like costs. Reletting can be for a period shorter or longer than the remaining Term of this Lease. Tenant shall pay to Landlord the Rent due under this Lease on the dates the Rent is due, less the Rent Landlord receives from reletting. No act by Landlord allowed by this Section 14.2.2 will terminate this Lease unless Landlord notifies Tenant in writing that Landlord elects to terminate this Lease. After Tenant’s default and for so long as Landlord does not terminate Tenant’s right to possession of the Premises, if Tenant obtains Landlord’s consent, Tenant will have the right to assign or sublet its interest in this Lease, but Tenant will not be released from liability. If Landlord elects to relet the Premises as provided in this Section 14.2.2, Rent that Landlord receives from reletting will be applied to the payment of: (i) first, any indebtedness from Tenant to Landlord other than Rent due from Tenant; (ii) second, all costs, including costs, incurred by Landlord in reletting; and (iii) third, Rent due and unpaid under the Lease. After deducting the payments referred to in this Section 14.2.2, any sum remaining from the Rent Landlord receives from reletting will be held by Landlord and applied in payment of future Rent as Rent becomes due under this Lease. If, on the date Rent is due under this Lease, the Rent received from the reletting is less than the Rent due on that date, Tenant will pay to Landlord, in addition to the remaining Rent due, all costs, including costs for maintenance, Landlord incurred in reletting which remain after applying the Rent received from the reletting.

14.2.3 Other Remedies. Pursue any other remedy now or hereafter available to Landlord under the laws or judicial decisions of the state in which the Property is located.

14.2.4 Right of Landlord to Re-Enter. In the event of any termination of this Lease, Landlord shall have the immediate right to enter upon and repossess the Premises, and any personal property of Tenant may be removed from the Premises and stored in any public warehouse at the risk and expense of Tenant.

14.3 Costs. Tenant will reimburse and compensate Landlord on demand and as Additional Rent for any actual loss Landlord incurs in connection with, resulting from or related to any breach or default of Tenant under this Lease, regardless of whether the breach or default constitutes an Event of Default, and regardless of whether or not suit is commenced or judgment is entered. Such loss includes all reasonable legal fees, costs and expenses (including paralegal fees, expert fees, and other professional fees and expenses) Landlord incurs investigating, negotiating, settling or enforcing any of Landlord’s rights or remedies or otherwise protecting Landlord’s interests under this Lease. In addition to the foregoing, Landlord is entitled to reimbursement of all of Landlord’s fees, expenses and damages, including, but not limited to, reasonable attorneys’ fees and paralegal and other professional fees and expenses, Landlord incurs in connection with protecting its interests in any bankruptcy or insolvency proceeding involving Tenant including, without limitation, any proceeding under any chapter of the Bankruptcy Code; by exercising and advocating rights under Section 365 of the Bankruptcy Code; by proposing, a plan of reorganization and objecting to competing plans; and by filing motions for relief from stay. Such fees and expenses are payable on demand, or, in any event, upon assumption or rejection of this Lease in bankruptcy.

14.4 Waiver and Release by Tenant. Tenant waives and releases all Claims Tenant may have resulting from Landlord’s re-entry and taking possession of the Premises by any lawful means and removing and storing Tenant’s property as permitted under this Lease, regardless of whether this Lease is terminated and, to the fullest extent allowable under the Laws, Tenant releases and will indemnify, defend (with counsel reasonably acceptable to Landlord), protect and hold harmless the Landlord Parties from and against any and all Claims occasioned thereby. No such reentry is to be considered or construed as a forcible entry by Landlord.

14.5 Landlord’s Default. If Landlord defaults in the performance of any of its obligations under this Lease, Tenant will notify Landlord of the default and Landlord will have 30 days after receiving such notice to cure the default. If Landlord is not reasonably able to cure the default within a 30 day period, Landlord will have an additional reasonable period of time to cure the default as long as Landlord commences the cure within the 30 day period and thereafter diligently pursues the cure. In no event is Landlord liable to Tenant or any other person for consequential, special or punitive damages, including, without limitation, lost profits.

14.6 No Waiver. No failure by Landlord to insist upon the performance of any provision of this Lease or to exercise any right or remedy upon a breach or default thereof, and no acceptance by Landlord of full or partial Rent during the continuance of any such breach or default, constitutes Landlord’s wavier of any such breach or default. No waiver of any breach or default may be implied from any omission by Landlord to take any action on account of such breach or default. None of the terms of this Lease to be kept, observed or performed by Tenant, and no breach or default thereof, may be waived, altered or modified except by a written instrument executed by Landlord. One or more waivers by Landlord is not to be construed as a wavier of a subsequent breach or default of the same provision. No statement on a payment check from Tenant or in a letter accompanying a payment check is binding on Landlord. Landlord may, with or without notice to Tenant, negotiate such check without being bound to the conditions of any such statement. If Tenant pays any amount other than the actual amount due Landlord, receipt or collection of such partial payment does not constitute an accord and satisfaction. Landlord may retain any such partial payment, whether restrictively endorsed or otherwise, without prejudice to Landlord’s right to collect the balance properly due. If all or any portion of any payment is dishonored for any reason, payment will not be deemed made until the entire amount due is actually collected by Landlord. The foregoing provisions apply in kind to the receipt or collection of any amount by a lock box agent or other person on Landlord’s behalf.

ARTICLE 15

CREDITORS; ESTOPPEL CERTIFICATES

15.1 Subordination. This Lease, all rights of Tenant in this Lease, and all interest or estate of Tenant in the Property, is subject and subordinate to the lien of any Mortgage. Tenant will’, on Landlord’s demand, execute and deliver to Landlord or to any other person Landlord designates any instruments, releases or other documents reasonably required to confirm the self-effectuating subordination of this Lease as provided in this section to the lien of any Mortgage. The subordination to any future Mortgage provided far in this section is expressly conditioned upon the Mortgage holder’s agreement that as long as Tenant is not in default in the payment of Rent or the performance and observance of any covenant, condition, provision, term or agreement to be performed and observed by Tenant under this Lease, beyond any applicable grace or cure period this Lease provides Tenant, the holder of the Mortgage will not disturb Tenant’s rights of possession under this Lease. The lien of any existing or future. Mortgage will not cover Tenant’s moveable trade fixtures or other personal property of Tenant located in or on the Premises.

15.2 Attornment. If any ground lessor, the holder of any Mortgage at a foreclosure sale or any other transferee acquires Landlord’s interest in this Lease, the Premises or the Property, Tenant will attorn to the transferee of or successor to Landlord’s interest in this Lease, the Premises or the Property (as the case may be) and recognize such transferee or successor as landlord under this Lease.

Tenant waives the protection of any statute or rule of law that gives or purports to give Tenant any right to terminate this Lease or surrender possession of the Premises upon the transfer of Landlord’s interest.

15.3 Mortgagee Protection Clause. Tenant will give the holder of any Mortgage, by registered mail, a copy of any notice of default Tenant serves on Landlord, provided that Landlord or the holder of the Mortgage previously notified Tenant (by way of notice of assignment of rents and leases or otherwise) of the address of such holder. Tenant further agrees that if Landlord fails to cure such default within the time provided for in this Lease, then Tenant will provide written notice of such failure to such holder and such holder will have an additional 30 days within which to cure the default. If the default cannot be cured within the additional 30 day period, then the holder will have such additional time as may be necessary to effect the cure if, within the 30 day period, the holder has commenced and is diligently pursuing the cure (including without limitation commencing foreclosure proceedings if necessary to effect the cure).

15.4 Estoppel Certificates.

15.4.1 Contents. Upon Landlord’s written request, Tenant will execute, acknowledge and deliver to Landlord a written statement in form satisfactory to Landlord certifying: (a) that this Lease (and all guaranties, if any) is unmodified and in full force and effect (or, if there have been any modifications, that the Lease is in full force and effect, as modified, and stating the modifications); (b) that this Lease has not been canceled or terminated; (c) the last date of payment of Rent and the time period covered by such payment; (d) whether there are then existing any breaches or defaults by Landlord under this Lease known to Tenant, and, if so, specifying the same; (e) specifying any existing claims or defenses in favor of Tenant against the enforcement of this Lease (or of any guaranties); and (f) such other factual statements as Landlord, any lender, prospective lender, investor or purchaser may request. Tenant will deliver the statement to Landlord within 10 Business Days after Landlord’s request. Landlord may give any such statement by Tenant to any lender, prospective lender, investor or purchaser of all or any part of the Property and any such party may conclusively rely upon such statement as true and correct.

15.4.2 Failure to Deliver. If Tenant does not timely deliver the statement referenced in Section 15.4.1 to Landlord, such failure constitutes an Event of Default under this Lease. Further, if Tenant so fails to timely deliver the statement, Landlord and any lender, prospective lender, investor or purchaser may conclusively; presume and rely that, except as otherwise represented by Landlord, (i) the terms and provisions of this Lease have not been changed; (ii) this Lease has not been canceled or terminated; (iii) not more than one month’s Rent has been paid in advance; and (iv) Landlord is not in default in the performance of any of its obligations under this Lease. In such event, Tenant is estopped from denying the truth of such facts.

ARTICLE 16

TERMINATION OF LEASE

16.1 Surrender of Premises. Tenant will surrender the Premises to Landlord at the expiration or earlier termination of this Lease in good order, condition and repair, reasonable wear and tear, permitted Alterations and damage by casualty or condemnation (other than any Landlord Unreleased Casualty Claims as defined in Section 10.2.3 above) excepted, and will surrender all keys to the Premises to Property Manager or to Landlord at the place then fixed for Tenant’s payment of Basic Rent or as Landlord or Property Manager otherwise directs. Tenant will also inform Landlord of all combinations on locks, safes and vaults, if any, in the Premises or on the Property. Tenant will at such time remove all of its property from the Premises and, if Landlord so requests, all specified Alterations and improvements Tenant placed on the Premises. Tenant will promptly repair any damage to the Premises caused by such removal. Tenant releases and will indemnify, defend (with counsel reasonably acceptable to Landlord), protect and hold harmless Landlord from and against any Claim resulting from Tenant’s failure or delay in surrendering the Premises in accordance with this Section, including, without limitation, any Claim made by any succeeding occupant founded on such delay. All property of Tenant not removed on or before the last day of the Term is deemed abandoned. Tenant appoints Landlord as Tenant’s agent to remove, at Tenant’s sole cost and expense, all of Tenant’s property from the Premises upon termination of this Lease and to cause its transportation and storage for Tenant’s benefit, all at the sole cost and risk of Tenant, and Landlord will not be liable for damage, theft, misappropriation or loss thereof or in any manner in respect thereto.

16.2 Holding Over. If Tenant possesses the Premises after the Term expires or is otherwise terminated without executing a new lease and without Landlord’s written consent, Tenant is deemed to be occupying the Premises without claim of right (but subject to all terms and conditions of this Lease) and, in addition to Tenant’s liability for failing to surrender possession of the Premises as provided in Section 16.1, Tenant will pay Landlord a charge for each day of occupancy after expiration of the Term in an amount equal to one hundred fifty percent (150%) the greater of Tenant’s then-existing Rent or the basic rent and additional rent (on a daily basis) Landlord charges at the time of the holdover on new leases in the Property for space similar to the Premises.

ARTICLE 17

ADDITIONAL PROVISIONS

17.1 Tenant’s Improvements. The Tenant’s Improvements will be installed in accordance with the Work Letter. Immediately upon installation, the Tenant’s Improvements will become part of the Building.

17.2 Security Deposit. Concurrently with the execution of this Lease, Tenant will deliver to Landlord the Security Deposit in the form of an irrevocable letter of credit (the “Letter of Credit”) which shall (i) be issued by a federal or state chartered bank or other financial institution (the “Issuer”) reasonably acceptable to Landlord; (ii) be subject to draws payable at any office of Issuer; (iii) assure payment in the “Stated Amount” equal to amount of the Security Deposit; (iv) name Landlord as beneficiary; (v) have a term ending at least one (1) year after its date of issuance; (vi) be payable in sight drafts accompanied only by Landlord’s statement that it is entitled to the amount drawn in accordance with this Lease (without any reference to the requirement of prior notice to or the consent of Tenant); (vii) allow partial drawings; and (viii) be subject to the Uniform Customs and Practice for Documentary Credits (1993 Revision, International Chamber of Commerce Publication No. 500). Tenant will be solely responsible for any bank fees imposed in connection with the Letter of Credit. Tenant acknowledges and agrees that the Letter of Credit constitutes a separate and independent contract between Landlord and the Issuer, that Tenant is not a third party beneficiary of such contract, and that Landlord’s claims under the Letter of Credit for the full or any partial amount due and owing thereunder shall not be, in any way, restricted, limited, altered or impaired by virtue of any provision of the Bankruptcy Code, including, but not limited to, Section 502(b)(6) of the Bankruptcy Code. If the Actual Area of the Premises determined pursuant to Section 1.1 above is greater than the Estimated Area then Tenant shall provide a replacement Letter of Credit satisfying the foregoing requirements in the Stated Amount equal to the amount of the Security Deposit adjusted to reflect the actual Basic Rent for the Premises within ten (10) Business Days after Landlord delivers notice of the determination of the Actual Area. The Letter of Credit shall be renewed annually, at least thirty (30) days prior to its expiration, for successive one year terms, until the expiration of the term of this Lease. Landlord, or any person designated by Landlord, may draw upon the Letter of Credit if an Event of Default occurs. If Tenant does not deliver to Landlord a renewal or satisfactory replacement of the Letter of Credit within thirty (30) days prior to its expiration date, Tenant shall be in default under this Lease and Landlord shall have the right to draw upon the full amount of the Letter of Credit. If, as of the end of any Lease Year, Tenant’s net Income for the previous two (2) consecutive quarters (i.e. periods of six months) is greater than the annual Rent due under this Lease for the then current Lease Year (“Reduction Threshold”), then, upon the written request of Tenant, the amount of the Security Deposit will be reduced by twenty-five percent (25%) of the original amount of the Security Deposit, provided that Tenant has not been late in the payment of Rent more than once during such Lease Year and no Event of Default then exists. Tenant will provide to Landlord with its request financial statements certified by an Independent certified public accountant and such other reasonable evidence of Tenant’s net income. Landlord will have fifteen (15) Business Days after receipt of such information to approve or disapprove any such reduction in the amount of the Security Deposit. If Landlord reasonably agrees that such financial statements and other information establish that Tenant has satisfied the Reduction Threshold, then such reduction in the amount of the Security Deposit shall become effective upon Landlord’s reasonable approval. At any time on or after the effective date of any such reduction; Tenant may provide a replacement Letter of Credit in compliance with the terms of this Section but with a Stated Amount equal to the reduced amount of the Security Deposit. If Tenant defaults with respect to any of the terms, provisions, covenants and conditions of this Lease, Landlord may use, apply or retain the whole or any part of the Security Deposit for the payment of any Rent in default or any other sum which Landlord reasonably expends or is otherwise due by reason of Tenant’s default. Tenant is not entitled to any interest on any cash Security Deposit. It is expressly agreed that the Security Deposit is not an advance rental deposit or a measure of Landlord’s damages in the case of Tenant’s default. Upon application of all or any part of the Security Deposit, Tenant must upon demand restore the Security Deposit to its original amount. Any application of the Security Deposit by Landlord shall not be deemed to have cured Tenant’s default. Tenant hereby waives the provisions of Section 1950.7 of the California Civil Code, and all other provisions of Law, now or hereinafter in force, which restricts the amount or types of claim that a landlord may make upon a security deposit or imposes upon a landlord (or its successors) any obligation with respect to the handling or return of security deposits. The Security Deposit will be released to Tenant within forty-five (45) days of the surrender of the Premises to Landlord subject to any deductions made by Landlord pursuant to the terms of this Lease.

17.3 Intentionally Omitted.

17.4 Specialty Equipment. Any specialty heating, ventilation and air conditioning (HVAC) equipment installed in the Premises will be separately maintained, repaired and replaced as needed by Tenant at Tenant’s sole cost and expense. Tenant will also be responsible for all utility charges related to such equipment, which may be separately metered at Landlord’s option. Landlord has no liability for any supplemental HVAC systems serving the Premises or for any other HVAC equipment which is not a part of the Building’s standard HVAC equipment and monitored by the energy management system. If Landlord elects to repair or maintain such supplemental HVAC systems, Landlord will do so at Tenant’s sole cost and expense unless Landlord includes such costs in Operating Expenses. If Tenant’s Improvements include specialty fire, life, safety or security equipment, any replacement (excluding insured casualty) and all maintenance and repair of such equipment will be Tenant’s sole responsibility and Tenant’s sole cost and expense; provided, however, that Landlord may elect to perform such maintenance and repair, which will be at Tenant’s sole costs and expense unless Landlord includes such costs in Operating Expenses.

17.5 Parking. During the Term of this Lease, Landlord licenses approximately 3.3 Unreserved spaces per one thousand (1,000) rentable square feet within the Premises to Tenant. During the Initial Term of the Lease, the parking provided by Landlord shall be at no charge. Parking at the Property by Tenant is subject to the other provisions of this Lease, including without limitation, the Building Rules. In no event will Landlord be liable for any loss, damage or theft of, to or from any vehicle at the Property, and Tenant releases and will indemnify and defend the Landlord Parties against any Claim therefor.

ARTICLE 18

MISCELLANEOUS PROVISIONS

18.1 Notices. All Notices must be in writing and must be sent by personal delivery, United States registered or certified mail (postage prepaid) or by an independent overnight courier service, addressed to the addresses specified in the Basic Terms or at such other place as either party may designate to the other party by written notice given in accordance with this section. Notices given by mail are deemed delivered with in 3 Business Days after the party sending the Notice deposits the Notice with the United States Post Office. Notices delivered by courier are deemed delivered on the next Business Day after the day the party delivering the Notice timely deposits the Notice with the courier for overnight (next day) delivery.

18.2 Transfer of Landlord’s Interest. If Landlord Transfers (other than for collateral security purposes) its ownership interest in the Premises, the transferor is automatically relieved of all obligations on the part of Landlord accruing under this Lease from and after the date of the Transfer, provided that the transferor will delivered to the transferee any funds the transferor holds in which Tenant has an interest (such as a security deposit). Landlord’s covenants and obligations in this Lease bind each successive Landlord only during and with request to its respective period of ownership. However, notwithstanding any such Transfer, the transferor remains entitled to the benefits of Tenant’s releases and indemnity and insurance obligations (and similar obligations) under this Lease with respect to matters arising or accruing during the transferor’s period of ownership.

18.3 Successors. The covenants and agreements contained in this Lease bind and inure to the benefit of Landlord, its successors and assigns, bind Tenant and its successors and assigns and inure to the benefit of Tenant and its permitted successors and assigns.

18.4 Caption and Interpretation. The captions of the article and sections of this Lease are to assist the parties in reading this Lease and are not a part of the terms or provisions of this Lease. Whenever required by the context of this Lease, the singular includes the plural and the plural includes the singular.

18.5 Relationship of Parties. This Lease does not create the relationship of principal and agent, or of partnership, joint venture, or of any association or relationship between Landlord and Tenant other than that of landlord and tenant.

18.6 Entire Agreement; Amendment. The Basic Terms and all exhibits, addenda and schedules attached to this Lease are incorporated into this Lease as though fully set forth in this Lease and together with this Lease contain the entire agreement between the parties with respect to the improvement and leasing of the Premises. All preliminary and contemporaneous negotiations including, without limitation, any letters of intent or other proposals and any drafts and related correspondence, are merged into and superseded by this Lease. No subsequent alteration, amendment, change or addition to this Lease (other than to the Building Rules) in binding on Landlord or Tenant unless it is in writing and signed by the party to be charged with performance.

18.7 Severability. If any covenant, condition, provision, terms or agreement of this Lease is to any extent held invalid or unenforceable, the remaining portion therof and all other covenants, conditions, provisions, terms and agreements of this Lease will not be affected by such holding, and will remain valid and in force to the fullest extent permitted by law.

18.8 Landlord’s Limited Liability. Tenant will to look solely to Landlord’s interest In the property for recovering and judgment or collecting and obligation from Landlord or any other Landlord Party. Tenant agrees that neither Landlord nor any other Landlord Party will be personally liable for any judgment or deficiency decree.

18.9 Survival. All of Tenant’s obligations under this Lease (together with interest on payment obligations at the Maximum Rate) accruing prior to expiration or other termination of this Lease survive the expiration or other termination of this Lease. Further, all of Tenant’s releases and indemnification, defense and hold harmless obligations under this Lease survive the expiration or other termination of this Lease, without limitation.

18.10 Attorneys’ Fees. If either Landlord or Tenant commences any litigation or judicial action to determine or enforce any of the provisions of this Lease, the prevailing party in any such litigation or judicial action is entitled to recover all of its costs and expenses (including, but not limited to, reasonable attorneys’ fees, costs and expenditures) from the nonprevailing party.

18.11 Brokers. Landlord and Tenant each represents and warrants to the other that it has not had any dealings with any realtors, brokers, finders or agents in connection with this Lease (except as may be specifically set forth in the Basic Terms) and each releases and agrees to indemnify, defend and hold the other harmless from and against any Claims based on the failure or alleged failure to pay any realtors, brokers, finders or agents (other than any brokers specified in the Basic Terms) and from any cost, expense or liability for any compensation, commission or changes claimed by any realtors, brokers, finders or agents (other than any brokers specified in the Basic Terms) claiming by, through or on behalf of it with respect to this Lease or the negotiation of this Lease. Landlord will pay any brokers named in the Basic Terms in accordance with the applicable listing agreement for the Property.

18.12 Governing Law. This Lease is governed by, and must be interpreted under, the internal laws of the State. Any suit arising from or relating to this Lease must be brought in the County; Landlord and Tenant waive the right to bring suit elsewhere.

18.13 Time is of the Essence. Time is of the essence with respect to the performance of every provision of this Lease in which time of performance is a factor.

18.14 Joint and Several Liability. All parties signing this Lease as Tenant and any Guarantor(s) of this Lease are jointly and severally liable for performing all of Tenant’s obligations under this Lease.

18.15 Tenant’s Waiver. Any claim Tenant may have against Landlord for default in performance of any of Landlord’s obligations under this Lease is deemed waived unless Tenant notifies Landlord of the default within 30 days after Tenant knew or should have known of the default.

18.16 Tenant’s Organization Documents; Authority. If Tenant is an entity, Tenant will, within 10 days after Landlord’s written request, deliver to Landlord: (a) Certificate(s) of Good Standing, from the state of formation of Tenant and, if different, the State, confirming that Tenant is in good standing under the laws governing formation and qualification to transact business in such state(s); and (b) a copy of Tenant’s organizational documents and any amendments or modifications thereof, certified as true and correct by an appropriate official of Tenant. Tenant and each individual signing this Lease on behalf of Tenant represents and warrants that they are duly authorized to sign on behalf of and to bind Tenant and that this Lease is a duly authorized, binding and enforceable obligation of Tenant.

18.17 Provisions are Covenants and Conditions. All provisions of this Lease, whether covenants or conditions, are deemed both covenants and conditions,

18.18 Force Majeure. If Landlord or Tenant is delayed or prevented from performing any obligation under this Lease (excluding, however, the payment of money) by reason of Force Majeure, Landlord’s or Tenant’s performance of such obligation will be excused for a period equal to (a) the duration of the Force Majeure event, on (b) if longer, the period of delay actually caused by the Force Majeure event; provided, however, in no event will Tenant’s obligations to pay Rent or other monetary obligations under this Lease be excused or delayed as a result of any Force Majeure event.

18.19 Management. Property Manager is authorized to manage the Property. Landlord appointed Property Manager to act as Landlord’s agent for leasing, managing and operating the Property. The Property Manager then serving is authorized to accept service of process and to receive and give notices and demands on Landlord’s behalf.

18.20 Financial Statements. Tenant will, prior to Tenant’s execution of this Lease and within 10 days after Landlord’s request at any time during the Term, deliver to Landlord complete, accurate and up-to-date financial statements with respect to Tenant, and any Guarantor(s) or other parties obligated upon this Lease, which financial statements must be (a) prepared according to generally accepted accounting principles consistently applied, and (b) certified by an independent certified public accountant or by Tenant’s (or Guarantor’s, as the case may be) chief financial officer that the same are a true, complete and correct statement of Tenant’s (or Guarantor’s) financial condition as of the date of such financial statements. Notwithstanding the foregoing, Landlord will not request financial statements from Tenant more than twice every six (6) months except in connection with a sale or refinancing of the Building and Tenant’s obligation to provide financial statements will be limited to Tenant’s most recent financial statements existing as of the time of the request provided that such financial statements are not more than six (6) months old. Landlord agrees to treat any non-public financial information furnished by Tenant to Landlord in confidence. Such financial information will be used by Landlord solely for purposes related to this Lease. However, Landlord may disclose such information to Landlord’s managers and Landlord’s actual and prospective lenders and affiliates and, if applicable, to any actual or prospective purchaser of the Building. Landlord may also disclose such financial information if required to do so by any applicable Laws or judicial order.

18.21 Quiet Enjoyment. Landlord covenants and agrees that Tenant will quietly hold, occupy and enjoy the Premises during the Term, subject to the terms and conditions of this Lease free from molestation or hindrance by Landlord or any person claiming by, through or under Landlord, if Tenant pays all Rent as and when due and keeps, observes and fully satisfies all other covenants, obligations and agreements of Tenant under this Lease.

18.22 No Recording. Tenant will not record this Lease or a Memorandum of this Lease without Landlord’s prior written consent, which consent Landlord may grant or withhold in its sole, absolute and arbitrary discretion.

18.23 Nondisclosure of Lease Terms. The terms and conditions of this Lease constitute proprietary information of Landlord that Tenant will keep confidential. Tenant’s disclosure of the terms and conditions of this Lease could adversely affect Landlord’s ability to negotiate other leases and impair Landlord’s relationship with other tenants. Accordingly, Tenant will not, without Landlord’s consent (which consent Landlord may grant or withhold in its sole, absolute and arbitrary discretion), directly or indirectly disclose the terms and conditions of this Lease to any other tenant or prospective tenant of the Building or to any other person or entity other than Tenant’s employees and agents who have a legitimate need to know such information (and who will also keep the same in confidence).

18.24 Construction of Lease and Terms. The terms and provisions of this Lease represent the results of negotiations between Landlord and Tenant, each of which are sophisticated parties and each of which has been represented or been given the opportunity to be represented by counsel of its own choosing, and neither of which has acted under any duress or compulsion, whether legal, economic or otherwise. Consequently, the terms and provisions of this Lease must be interpreted and construed in accordance with their usual and customary meanings, and Landlord and Tenant each waive the application of any rule of law that ambiguous or conflicting terms or provisions contained in this Lease are to be interpreted or construed against the party who prepared the executed Lease or any earlier draft of the same. Landlord’s submission of this instrument to Tenant for examination or signature by Tenant does not constitute a reservation of or an option to lease and is not effective as a lease or otherwise until Landlord and Tenant both execute and deliver this Lease. The parties agree that, regardless of which party provided the initial form of this Lease, drafted or modified one or more provisions of this Lease, or compiled, printed or copied this Lease, this Lease is to be construed solely as an offer from Tenant to lease the Premises, executed by Tenant and provided to Landlord for acceptance on the terms set forth in this Lease, which acceptance and the existence of a binding agreement between Tenant and Landlord may then be evidenced only by Landlord’s execution of this Lease.

Landlord and Tenant each caused this Lease to be executed and delivered by their duly authorized representatives to be effective as of the Effective Date.

LANDLORD:

Date executed by Landlord:	SIERRA POINT, L.L.C., a Delaware limited liability
December 31, 1999	company

	By:	/s/ Thomas W. Roberts

	Name:	Thomas W. Roberts
	Title:	Vice-President

TENANT:

EPINlONS.COM., a Delaware corporation

By:	/s/ Naval Ravikant

Name:	Naval Ravikant
Title:	CEO

By:	/s/ Nirav Tolia

Name:	Nirav Tolia
Title:	VP, Bus Dev, Marketing

EXHIBIT “A”

DEFINITIONS

“Additional Rent” means any charge, fee or expense (other than Basic Rent) payable by Tenant under this Lease, however denoted.

“Alteration” means any change, alteration, addition or improvement to the Premises or Property.

“Bankruptcy Code” means the United States Bankruptcy Code as the same now exists and as the same may be amended including any and all rules and regulations issued pursuant to or in connection with the United States Bankruptcy Code now in force or in effect after the Effective Date.

“Basic Rent” means the basic rent payable by tenant under this Lease, initially in the amounts specified in the Basic Terms.

“Basic Terms” means the terms of this Lease identified as the “Basic Terms” before Article 1 of the Lease.

“Building” means that certain office building to be constructed on the Land.

“Building Rules” means those certain rules attached to this Lease as EXHIBIT “E,” as Landlord may amend the same from time to time.

“Business Days” means any day other than Saturday, Sunday or a legal holiday in the State.

“Business Hours” means Monday through Friday from 7:00 a.m. to 6:00 p.m. and on Saturdays from 8:00 a.m. to 1:00 p.m., excluding holidays,

“Certificate of Occupancy” means a certificate of occupancy, governmental sign-off or similar document or permit (whether conditional, unconditional, temporary or permanent) which must be obtained from the appropriate governmental authority as a condition to the lawful occupancy by a tenant of space in the Building.

“Change Order” means the documentation for a change to Tenant’s Improvements which is initiated after the Construction Drawings and Specifications have been approved as provided in the Work Letter.

“City” means the City of Brisbane.

“Claims” means all claims, actions, demands, liabilities, damages, costs, penalties, forfeitures, losses or expenses, including, without limitation, reasonable attorneys’ fees and the costs and expenses of enforcing any indemnification, defense or hold harmless obligation under the Lease.

“Commencement Date” means the earlier of (a) the date of Substantial Completion of Tenant’s Improvements; or (b) the date Tenant commences business operations in the Premises.

“Commencement Date Memorandum” means the form of memorandum attached to the Lease as EXHIBIT “D”.

“Common Area” means the parking area, driveways, lobby areas, and other areas of the Property Landlord may designate from time to time as common area available to all tenants.

“Condemning Authority” means any person or entity with a statutory or other power of eminent domain.

“Construction Drawings and Specifications” means the construction drawings and specifications prepared based upon the space plan for the construction of Tenant’s Improvements, as provided in the Work Letter.

“Contractor” means Opus West Construction Corporation, a Minnesota corporation.

“County” means San Mateo County.

“Delivery Date” means the target date for Landlord’s delivery of the Premises to Tenant, which initially is the delivery date specified in the Basic Terms.

“Effective Date” means the date Landlord executes this Lease, as indicated on the signature page.

“Event of Default” means the occurrence of any of the events specified in Section 14.1 of the Lease, or the occurrence of any other event which this Lease expressly labels as an “Event of Default.”

EXHIBIT “A”

2

“Excess Expenses” means the total amount of Property Taxes and Operating Expenses due and payable with respect to the Property during any calendar year of the Term minus the product obtained by multiplying the expense stop specified in the Basic Terms by the number of rentable square feet in the Building.

“Floor Plan” means the floor plan attached to the Lease as EXHIBIT “C”.

“Force Majeure” means acts of God; strikes; lockouts; labor troubles; inability to procure materials; inclement weather; governmental laws or regulations; casualty; orders or directives of any legislative, administrative, or judicial body or any governmental department; inability to obtain any licenses, permissions or authorities (despite commercially reasonable pursuit of such licenses, permissions or authorities); and other similar or dissimilar causes beyond Landlord’s reasonable control.

“Guarantor” means any person or entity at any time providing a guaranty of all or any part of Tenant’s obligations under this Lease.

“Hazardous Materials” means any toxic or hazardous substance, material or waste or any pollutant or contaminant or infectious or radioactive material, including but not limited to those substances, materials or wastes regulated now or in the future under any of the Hazardous Materials Laws, and any and all of those substances included within the definitions of “hazardous substances,” “hazardous materials,” “hazardous waste,” “hazardous chemical substance or mixture,” “imminently hazardous chemical substance or mixture.” “toxic substances,” “hazardous air pollutant,” “toxic pollutant,” or “solid waste,” or words of similar import in the Hazardous Materials Laws or order or by common law decision, including, without limitation, (i) trichloroethylene, tetrachloroethylene, perchloroethylene and other chlorinated solvents, (ii) oil or any petroleum products or fractions thereof, (iii) asbestos, (iv) polychlorinated biphenyls, (v) flammable explosives, (vi) urea formaldehyde and (vii) radioactive materials and waste, and (viii) infectious waste. It is the intent of the parties hereto to construe the term “Hazardous Materials” in its broadest sense.

“Hazardous Materials Laws” means any federal, state or local laws, ordinances, codes, statutes, regulations, administrative rules, policies and orders, and other authority, existing now or in the future, which classify, regulate, list or define hazardous substances, materials, wastes contaminants, pollutants and/or the Hazardous Materials, including without limitation the following statutes and regulations, and any other legal authority, regulations, or policies relating to or implementing such statutes and regulations:

Federal. Comprehensive Environmental Response, Compensation and Liability Act of 1980 (“CERCLA” or “Superfund”), as amended by the Superfund Amendments and Reauthorization Act of 1986 (“SARA”), 42 U.S.C. § 9601 et seq.; Resource Conservation and Recovery Act of 1976 (“RCRA”), 42 U.S.C. § 6901 et seq.; Clean Water Act (“CWA”), 33 U.S.C. § 1251 et seq.; Clean Air Act (“CAA”), 42 U.S.C. § 78401 et seq.; Toxic Substances Control Act (“TSCA”), 15 U.S.C. § 2601 et seq.; The Refuse Act of 1899, 33 U.S.C. § 407; Occupational Safety and Health Act (“OSHA”), 29 U.S.C. § 651 et seq.; Hazardous Materials Transportation Act, 49 U.S.C. Section 1801, et seq.; United States Department of Transportation Table (49 CFR 172.101 and amendments thereto) and the Environmental Protection Agency Table (40 CFR Part 302 and amendments thereto);

California. Carpenter-Presley-Tanner Hazardous Substance Account Act (“California Superfund”), Cal. Health &. Safety Code § 25300 et seq.; California Hazardous Waste Control Act, Cal. Health & Safety Code Sections 25100 et seq.; Porter-Cologne Water Quality Control Act (“Porter-Cologne Act”), Cal. Water Code § 13000 et seq.; Hazardous Waste Disposal Land Use Law, Cal. Health & Safety Code § 25220 et seq.; Safe Drinking Water and Toxic Enforcement Act of 1986 (“Proposition 65”), Cal. Health & Safety Code § 25249.5 et seq.; Hazardous Substances Underground Storage Tank Law, Cal. Health & Safety Code § 25280 et seq.; California Hazardous Substance Act, Cal. Health & Safety Code § 28740 et seq.; Air Resources Law, Cal. Health & Safety Code § 39000 et seq.; Hazardous Materials Release Response Plans and Inventory, Cal. Health & Safety Code §§ 25500-25541; Toxic Pits Cleanup Act of 1984 (“TCPA”), Cal. Health & Safety Code §§ 25208-25208.17;

Other Laws and Regulations. All other regulations promulgated pursuant to said foregoing laws or any amendments or replacement thereof, provided such amendments or replacements shall in no way limit the original scope and/or definition of Hazardous Materials defined herein as of the execution date of this Lease.

“Improvement Allowance” means the amount specified in the Basic Terms to be applied to the costs of designing and installing Tenant’s Improvements.

“Land” means that certain real property legally described on the attached EXHIBIT “B”.

“Landlord” means only the owner or owners of the Property at the time in question.

“Landlord Parties” means Landlord and Property Manager and their respective officers, directors, partners, shareholders, members and employees.

EXHIBIT “A”

2

“Laws” means any law, regulation, rule, order, statute on ordinance of any governmental or private entity in effect on or after the Effective Date and applicable to the Property or the use or occupancy of the Property, including, without limitation, Hazardous Materials Laws, Building Rules and Permitted Encumbrances.

“Lease” means this Office Lease Agreement, as the same may be amended or modified after the Effective Date.

“Lease Year” means each consecutive 12 month period during the Term, commencing on the Commencement Date, except that if the Commencement Date is not the first day of a calendar month, then the first Lease Year is a period beginning on the Commencement Date and ending on the last day of the calendar month in which the Commencement Date occurs plus the following 12 consecutive calendar months.

“Maximum Rate” means interest at a rate equal to the lesser of (a) 18% per annum, or (b) the maximum interest rate permitted by law.

“Mortgage” means any mortgage, deed of trust, security interest or other security document of like nature that at any time may encumber all or any part of the Property and any replacements, renewals, amendments, modifications, extensions or refinancings thereof, and each advance (including future advances) made under any such instrument.

“Net Rent” means all rental Landlord actually receives from any reletting of all or any part of the Premises, less any indebtedness from Tenant to Landlord other than Rent (which indebtedness is paid first to Landlord) and less the Re-entry Costs (which costs are paid second to Landlord).

“Notices” means all notices, demands or requests that may be or are required to be given, demanded or requested by either party to the other as provided in the Lease.

“Operating Expenses” means all expenses Landlord incurs in connection with maintaining, repairing and operating the Property, as determined by Landlord’s accountant in accordance with generally accepted accounting principles consistently followed, including, but not limited to, the following: insurance premiums and deductible amounts under any insurance policy; maintenance and repair costs; steam, electricity, water, sewer, gas and other utility charges; fuel; lighting; window washing; janitorial services; trash and rubbish removal; property and parking association fees, dues and assessments and all payments under any Permitted Encumbrance (except Mortgages) affecting the Property; wages payable to persons at the level of manager and below whose duties are connected with maintaining and operating the Property (but only for the portion of such persons’ time allocable to the Property), together with all payroll taxes, unemployment insurance, vacation allowances and disability, pension, profit sharing, hospitalization, retirement and other so-called “fringe benefits” paid in connection with such persons (allocated in a manner consistent with such persons’ wages); amounts paid to contractors or subcontractors for work or services performed in connection with maintaining and operating the Property; all costs of uniforms, supplies and materials used in connection with maintaining, repairing and operating the Property; any expense imposed upon Landlord, its contractors or subcontractors pursuant to law or pursuant to any collective bargaining agreement covering such employees; all services, supplies, repairs, replacements or other expenses for maintaining and operating the Property; costs of complying with Laws; reasonable management fees and the costs (including rental) of maintaining a building or management office in the Building; and such other expenses as may ordinarily be incurred in connection with maintaining and operating an office complex similar to the Property. The term “Operating Expenses” also includes expenses Landlord incurs in connection with public sidewalks adjacent to the Property, any pedestrian walkway system (either above or below ground) and any other public facility to which Landlord or the Property is from time to time subject in connection with operating the Property. The term “Operating Expenses” does not include the cost of any capital improvement to the Property other than replacements required for normal maintenance and repair; the cost of repairs, restoration or other work occasioned by fire, windstorm or other insured casualty other than the amount of any deductible under any insurance policy (regardless whether the deductible is payable by Landlord in connection with a capital expenditure); expenses Landlord incurs in connection with leasing or procuring tenants or renovating space for new or existing tenants; legal expenses incident to Landlord’s enforcement of any lease; interest or principal payments on any mortgage or other indebtedness of Landlord; or allowance or expense for depreciation or amortization; the cost of any service sold to any tenant (including Tenant) or other occupant of the Building for which Landlord is entitled to be reimbursed as an additional charge or rental over and above the basic rent and charges for Operating Expenses and Property Taxes payable under the lease with that tenant; expenses in connection with services or other benefits of a type that are not provided to Tenant but that are provided to another tenant or occupant of the Building or Property; costs incurred due to Landlord’s violation of any terms or conditions of this Lease or any other lease relating to the Building or Property; except for the management fee, overhead profit increments paid to Landlord’s subsidiaries or affiliates for management or other services for the Building or for supplies or other materials to the extent that the cost of the services, supplies or materials exceed the costs that would have been paid had the services, supplies or materials been provided by unaffiliated parties; any compensation paid to clerks, attendants or other persons in commercial concessions operated by Landlord; any costs, fines or penalties incurred due to violations by Landlord of any governmental rule or authority in existence and as interpreted and applied

EXHIBIT “A”

3

as of the Commencement Date; wages, salaries or other compensation paid to any executive employees of Landlord above the grade of building manager (except to the extent covered by the management fee charged by Landlord as part of Operating Expenses); or the cost of correcting any building code or other violations of applicable laws, ordinances, rules or regulations (including those relating to Hazardous Materials) that existed prior to the Commencement Date as such laws, ordinances, rules or regulations were interpreted and applied on such date. Notwithstanding the foregoing, if Landlord installs equipment in, or makes improvements or alterations to, the Property to reduce energy, maintenance or other costs, or to comply with any Laws, Landlord may include in Operating Expenses reasonable charges for interest paid on the investment and reasonable charges for depreciation of the investment so as to amortize the investment over the reasonable life of the equipment, improvement or alteration on a straight line basis.

“Permitted Encumbrances” means all Mortgages, liens, easements, declarations, encumbrances, covenants, conditions, reservations, restrictions and other matters now or after the Effective Date affecting title to the Property.

“Permitted Transfer” means Tenant’s assignment of its rights under this Lease to: (i) any corporation, partnership or other business entity which controls, is controlled by, or is under common control with Tenant, (ii) any corporation, partnership or other business entity resulting from the merger or consolidation of or with Tenant, or (iii) any corporation, partnership or other business entity which acquires substantially all the assets of Tenant (collectively, a “Permitted Assignee”), provided that the following conditions are met: (a) such assignee has a tangible net worth in excess of Thirty Million Dollars ($30,000,000) as evidenced by financial statements reasonably acceptable to Landlord and provided to Landlord at least ten (10) Business Days prior to the date of the proposed Permitted Transfer; (b) the business and operations of the proposed transferee are of comparable quality to the business and operations being conducted by other tenants in the Building: (c) the proposed transferee does not intend to use any part of the Premises for a purpose not permitted under this Lease; (d) no default by Tenant exists under this Lease at the time of the proposed Permitted Transfer: (e) Tenant shall have given Landlord reasonable notice under the circumstances, but not less than ten (10) Business Days’ prior written notice, of such assignment; and (f) the assignee furnishes Landlord at least ten (10) Business Days prior to the effective date of such assignment a written instrument reasonably acceptable to Landlord whereby the assignee assumes Tenant’s obligations under this Lease, provided that failure to comply with the time periods set forth in clauses (a), (e) and (f) will not constitute a default so long as the transaction otherwise qualifies as a Permitted Transfer (including satisfying the net worth requirement) and Tenant provides the items required by clauses (a) and (f) within five (5) Business Days after Landlord’s request. The term “control” shall mean not less than a fifty percent (50%) equity interest in the applicable corporation, partnership or other business entity. In addition, a Permitted Transfer includes the sale of stock in Tenant (a) pursuant to an initial public offering after which Tenant’s stock will be publicly traded on a nationally recognized exchange or (b) pursuant to a venture capital financing provided by a nationally or regionally recognized venture capital firm and where all or substantially all of the proceeds of such financing will be used by Tenant as working capital, provided that the officers responsible for Tenant’s day to day management will not be substantially changed as a result of such transactions.

“Premises” means that certain space situated in the Building shown and designated on the Floor Plan and described in the Basic Terms.

“Property” means, collectively, the Land, Building and all other improvements on the Land.

“Property Manager” means the property manager named in the Basic Terms or any other agent Landlord may appoint from time to time to manage the Property.

“Property Taxes” means any general real property tax, improvement tax, assessment, special assessment, reassessment, commercial rental tax, in lieu tax, levy, charge, penalty or similar imposition imposed by any authority having the direct or indirect power to tax, including but not limited to, (a) any city, county, state or federal entity, (b) any school, agricultural, lighting, drainage or other improvement or special assessment district, (c) any governmental agency, or (d) any private entity having the authority to assess the Property under any of the Permitted Encumbrances. The term “Property Taxes” includes all charges or burdens of every kind and nature Landlord incurs in connection with using, occupying, owning, operating, leasing or possessing the Property, without particularizing by any known name and whether any of the foregoing are general, special, ordinary, extraordinary, foreseen or unforeseen; any tax or charge for fire protection, street lighting, streets, sidewalks, road maintenance, refuse, sewer, water or other services provided to the Property. The term “Property Taxes” does not include Landlord’s state or federal income, franchise, estate or inheritance taxes. If Landlord is entitled to pay, and elects to pay, any of the above listed assessments or charges in installments over a period of two or more calendar years, then only such installments of the assessments or charges (including interest thereon) as are actually paid in a calendar year will be included within the term “Property Taxes” for such calendar year. Tenant and Landlord acknowledge that Proposition 13 was adopted by the voters of the State of California in June 1978 and that assessments, taxes, fees, levies, and charges may be imposed by government agencies for services such as fire protection; street, sidewalk, and road maintenance; conservation; refuse removal; and other government services formerly provided without charge to property owners or occupants. In further recognition of the decrease in the level

EXHIBIT “A”

4

and quality of government services and amenities as a result of Proposition 13 (or as a result of any other restriction on real property taxes whether by law or by choice of the applicable legislative or assessing body). Property Taxes also include any government or private assessments (or the Building’s contribution toward a government or private cost-sharing agreement) for the purpose of augmenting or improving the quality of services and amenities normally provided by government agencies. Tenant and Landlord intend that all new and increased assessments, taxes, fees, levies, and charges and all similar assessments, taxes, fees, levies, and charges be included within the definition of “Property Taxes” for purposes of this Lease.

“Punch List” means a list of Tenant’s Improvements items which were either not properly completed or are in need of repair, which list will be prepared and agreed upon by Landlord and Tenant as provided in the Work Letter.

“Re-entry Costs” means all costs and expenses Landlord incurs re-entering or reletting all or any part of the Premises, including, without limitation, all costs and expenses Landlord incurs (a) maintaining or preserving the Premises after an Event of Default; (b) recovering possession of the Premises, recovering persons and property from the Premises and storing such property (including court costs and reasonable attorneys’ fees); (c) reletting, renovating or altering the Premises; and (d) real estate commissions, advertising expenses and similar expenses paid or payable in connection with reletting all or any part of the Premises. “Re-entry Costs” also includes the value of free rent and other concessions Landlord gives in connection with re-entering or reletting all or any part of the Premises.

“Rent” means, collectively, Basic Rent and Additional Rent.

“Rent Commencement Date” means the earlier of (a) the Commencement Date; or (b) the date Substantial Completion of Tenant’s Improvements would have occurred but for Tenant Delay.

“Rent Tax” mean any tax or excise on rents, all other sums and charges required to be paid by Tenant under this Lease, and gross receipts tax, transaction privilege tax or other tax, however described, which is levied or assessed by the United States of America, the state in which the Building is located or any city, municipality or political subdivision thereof, against Landlord in respect to the Basic Rent, Additional Rent or other charges payable under this Lease or as a result of Landlord’s receipt of such rents or other charges accruing under this Lease. Rent Tax will not include any gift, income, franchise, inheritance or estate taxes of Landlord.

“Security Deposit” means the security deposit to be provided to Landlord in the amount set forth in the Basic Terms.

“State” means the State of California.

“Structural Alterations” means any Alterations involving the structural, mechanical, electrical, plumbing, fire/life safety or heating, ventilating and air conditioning systems of the Building.

“Substantial Completion” means either (a) the date a Certificate of Occupancy is issued for the Premises, or (b) if a Certificate of Occupancy is not required, the date Tenant is reasonably able to take occupancy of the Premises; provided that if either (a) or (b) is delayed or prevented because of work Tenant is responsible for performing in the Premises, “Substantial Completion” means the date that all of Landlord’s work which is necessary for either (a) or (b) to occur has been performed and Landlord has made the Premises available to Tenant for the performance of Tenant’s work.

“Taking” means the exercise by a Condemning Authority of its power of eminent domain on all or any part of the Property, either by accepting a deed in lieu of condemnation or by any other manner.

“Tenant” means the tenant identified in the Lease and such tenant’s permitted successors and assigns. In any provision relating to the conduct, acts or omissions of “Tenant,” the term “Tenant” includes the tenant identified in the Lease and such tenant’s agents, employees, contractors, invitees, successors, assigns and others using the Premises or on the Property with Tenant’s expressed or implied permission.

“Tenant Delay” means any delay caused or contributed to by Tenant, including, without limitation, with respect to Tenant’s Improvements, Tenant’s failure to timely prepare or approve a space plan for Tenant’s Improvements, Tenant’s failure to timely prepare or approve the Construction Drawings and Specifications, and any delay from any revisions Tenant proposes to the approved Construction Drawings and Specifications. A Tenant Delay excuses Landlord’s performance of any obligation related thereto for a period equal to (a) the duration of the act, occurrence or omission which constitutes the Tenant Delay, or (b) if longer, the period of delay actually caused by such Tenant Delay.

“Tenant’s Improvements” means the initial improvements to the Premises which are designed and installed as provided in the Work Letter.

EXHIBIT “A”

5

“Tenant’s Share of Excess Expenses” means the product obtained by multiplying the amount of Operating Expenses and Property Taxes for the period in question by the Tenant’s Share of Excess Expenses Percentage.

“Tenant’s Share of Excess Expenses Percentage” means the percentage computed by (a) dividing the rentable square footage of the Premises by the total rentable square footage of the Building and (b) multiplying the quotient by 100.

“Term” means, the initial term of this Lease specified in the Basic Terms and, if applicable, any renewal term then in effect.

“Transfer” means an assignment, mortgage, pledge, transfer, sublease, license or other encumbrance or conveyance (voluntarily, by operation of law or otherwise) of this Lease or the Premises or any right, title or interest in or created by this Lease or the Premises. The term “Transfer” also includes any assignment, mortgage, pledge, transfer or other encumbering or disposal (voluntarily, by operation of law or otherwise) of any ownership interest in Tenant or any Guarantor that results or could result in a change of control of Tenant or any Guarantor.

“Unreserved Spaces” mean vehicular parking spaces located in the parking facilities provided for the Building which are not designated for the exclusive use of a specific tenant or for use by visitors to the Property, as the same may be relocated or redesignated from time to time by Landlord.

“Warranty Terms” means, collectively, the punch list and construction warranty provisions set forth in the Work Letter.

“Work Letter” means the Work Letter attached as Exhibit “F”.

EXHIBIT “A”

6

PARCEL I:

Lot 3, as shown on that certain map entitled; “FINAL MAP”, City of Brisbane, San Mateo County, California, filed in the office of the County Recorder of San Mateo County, State of California, on February 27, 1987 in Book 58 of Parcel Map at page(s) 79, 80, 81 and 82.

EXCEPTING all minerals and all mineral rights of every kind and character now know to exist or hereafter discovered, including without limiting the generality of the foregoing, oil and gas and rights thereto, together with the sole, exclusive, and perpetual right to explore for, remove and dispose of said minerals by any means or methods suitable to the Grantor, its successors and assigns, including lateral or slant drilling, but without entering upon or using the surface of the lands hereby conveyed, and in such manner as not to damage the surface of said lands or any building nor thereon or hereafter erected thereon or the substructure of any such building, or to interfere with the use thereof by the Grantee, its successors or assigns, as excepted in the following Deeds to Utah Constructing & Mining Co., a corporation, predecessor in interest to the vestee herein:

A. From Maude Louise Phillips, recorded September 14, 1959, in Book 3670, of Official Records at page 624, Document No. 86272-R.

B. From John F. Willcox, also known as John Frederick Willcox, recorded September 14, 1959, in Book 3670 of Official Records at page 625, Document No. 86273-R.

C. From Marita Clarke, recorded September 14, 1959 in Book 3670 of Official Records at page 626, Document No. 86274-R.

PARCEL II:

Non-exclusive easements for roadways, walkways, ingress and egress, parking of motor vehicles, loading and unloading of commercial and other vehicles and for driveway purposes over the Common Area portion of Lot 2 as shown on that certain map entitled “Final Map” filed February 27, 1987, in Book 58 of Parcel Maps, pages 79 through 82, San Mateo County Records, as defined and created in the Grant of Easement and Maintenance Agreement, dated April 29, 1988 by and between Sierra Point Associates Two, a California general partnership and Hitachi America Ltd., a New York corporation, recorded April 29, 1988 under Recorder’s Serial No. 88052436, Official Records of San Mateo County.

Said easement is appurtenant to and for the benefit of Parcel I above.

A.P. No.: 007-164-020

EXHIBIT “B”

Exhibit “C”

[GRAPHIC]

EXHIBIT “D”

COMMENCEMENT DATE MEMORANDUM

THIS MEMORANDUM is made and entered into as of [                    ,             ] by and between [                                ] (“Landlord”) and [                                ] (“Tenant”).

RECITALS:

1. Landlord and Tenant are party to a certain Office Lease Agreement dated as of [                    ,             ] (“Lease”), relating to certain premises (“Premises”) located in the building commonly known as [“                                ,”] located at [                                ] (“Building”).

2. Landlord and Tenant desire to confirm the Commencement Date and Rent Commencement Date (as such terms are defined in the Lease) and the date the Term of the Lease expires.

ACKNOWLEDGMENTS:

Pursuant to Section 1.2.3 of the Lease and in consideration of the facts set forth in the Recitals, Landlord and Tenant acknowledge and agree as follows:

1.	All capitalized terms not otherwise defined in this Memorandum have the meanings ascribed to them in the Lease.

2.	The Commencement Date under the Lease is [ ].

3.	The Rent Commencement Date under the Lease is [ ].

4.	The Term of the Lease expires on [ ], unless the Lease is sooner terminated in accordance with the terms and conditions of the Lease.

Landlord and Tenant caused this Memorandum to be executed by their duly authorized representatives as of the day and date first written above. This Memorandum may be executed in counterparts, each of which is an original and all of which constitute one instrument.

LANDLORD:

SIERRA POINT, L.L.C., a Delaware limited liability company

By:

Name:	Thomas W. Roberts
Its:	Vice-President

TENANT:

EPINIONS.COM,
a Delaware corporation

By:

Name:

Its:

EXHIBIT “D”

1

EXHIBIT “E”

BUILDING RULES

The following Building Rules apply to and govern Tenant’s use of the Premises and Property. Capitalized terms have the meanings given in the Lease, of which these Building Rules are a part. Tenant is responsible for all Claims arising from any violation of the Building Rules by Tenant.

1.	No awning or other projection may be attached to the outside walls of the Premises or Property. No curtains, blinds, shades or screens visible from the exterior of the Premises may be attached to or hung in, or used in connection with, any window or door of the Premises without the prior written consent of Landlord. Such curtains, blinds, shades, screens or other fixtures must be of a quality, type, design and color, and attached in a manner, approved by Landlord in writing.

2.	No sign, lettering, picture, notice or advertisement which is visible from the exterior of the Premises or Property may be installed on or in the Premises without Landlord’s prior written consent, and then only in such manner, character and style as Landlord may have approved in writing.

3.	Tenant will not obstruct sidewalks, entrances, passages, corridors, vestibules, halls, or stairways in and about the Property which are used in common with other tenants. Tenant will not place objects against glass partitions or doors or windows which would be unsightly from any of the corridors of the Property or from the exterior of the Property and will promptly remove any such objects upon notice from Landlord.

4.	Tenant will not create or allow obnoxious or harmful fumes, odors, smoke or other discharges which may be offensive to the other occupants of the Property or neighboring properties, or otherwise create any nuisance.

5.	The Premises shall not be used for cooking (as opposed to heating of food), lodging, sleeping or for any immoral or illegal purpose.

6.	Tenant will not make excessive noises, cause disturbances or vibrations or use or operate any electrical or mechanical devices or other equipment that emit excessive sound or other waves or disturbances or which may be offensive to the other occupants of the Property, or that may unreasonably interfere with the operation of any device, equipment, computer, video, radio, television broadcasting or reception from or within the Property or elsewhere.

7.	Machines and mechanical equipment belonging to Tenant, which cause noise or vibration that may be transmitted to the structure of the Building or to any space therein to such a degree as to be objectionable to Landlord or to any tenants in the Building, shall be placed and maintained by Tenant, at Tenant’s expense, on vibration eliminators or other devices sufficient to eliminate noise or vibration.

8.	No dog or other animal or bird is allowed in the Property, except for animals assisting the disabled.

9.	Tenant will not waste electricity, water or air conditioning and will cooperate with Landlord to ensure the most effective operation of the Property’s heating, air conditioning, ventilation and utility systems. Tenant will not use any method of heating or air conditioning (including without limitation fans or space heaters) other than that supplied by Landlord or approved in writing.

10.	Tenant assumes full responsibility for protecting its space from theft, robbery and pilferage, which includes keeping valuable items locked up and doors locked and other means of entry to the Premises closed and secured after Business Hours and at other times the Premises is not in use.

11.	No additional locks or similar devices shall be attached to any door or window and no keys other than those provided by Landlord shall be made for any door. If more than two keys for one lock are desired by the Tenant, Landlord will provide the same upon payment by the Tenant. Upon termination of this Lease or of Tenant’s possession, Tenant will surrender all keys of the Premises and shall explain to Landlord all combination locks on safes, cabinets and vaults.

12.	Tenant will not bring into the Property inflammables, such as gasoline, kerosene, naphtha and benzine, or explosives or any other article of intrinsically dangerous nature.

13.	Tenant shall not bring any bicycles or other vehicles of any kind into the Building, except for appropriate vehicles necessary for assisting the disabled.

14.	If any carpeting or other flooring is installed by Tenant using an adhesive, such adhesive will be an odorless, releasable adhesive.

EXHIBIT “E”

1

15.	If Tenant requires telegraphic, telephonic, security alarm, satellite dishes, antennae or similar services, Tenant shall first obtain Landlord’s written approval, and comply with Landlord’s instructions in their installation.

16.	The water and wash closets, drinking fountains and other plumbing fixtures will not be used for any purpose other than those for which they were constructed, and no sweepings, rubbish, rags, coffee grounds or other substances shall be thrown therein.

17.	Tenant will not overload any utilities serving the Premises.

18.	All loading, unloading, receiving or delivery of goods, supplies furniture or other items will be made only through entryways provided for such purposes. Deliveries during normal office hours shall be limited to normal office supplies and other small items. No deliveries shall be made which impede or interfere with other tenants or the operation of the Building. No equipment, materials, furniture, packages, supplies, merchandise or other property will be received in the Building or carried in the passenger elevators except between such hours and in such elevators as may be designated by Landlord.

19.	Tenant’s initial move in and subsequent deliveries of heavy or bulky items, such as furniture, safes and similar items shall be made only outside of Business Hours and only in such manner as shall prescribed in writing by Landlord. Landlord will in all cases have the right to specify the proper position of any safe, equipment or other heavy article, which shall only be used by Tenant in a manner which will not interfere with or cause damage to the Premise or the Property, or to the other tenants or occupants of the Property. Tenant will not overload the floors or structure of the Building.

20.	Tenant will be responsible for all Claims arising from any damage to the Property or the property of its employees or others and any injuries sustained by any person whomsoever resulting from the delivery or moving of any articles by or for Tenant.

21.	Canvassing, soliciting, and peddling in or about the Property is prohibited and Tenant will cooperate to prevent the same.

22.	At all times (a) persons may enter the Building only in accordance with such regulations as Landlord may provide, (b) persons entering or departing from the Building may be questioned as to their business in the Building, and the right is reserved to require the use of an identification card or other access device or procedures and/or the registering of such persons as to the hour of entry and departure nature of visit, and other information deemed necessary for the protection of the Building, and (c) all entries into and departures from the Building shall be through one or more entrances as Landlord shall from time to time designate. Landlord may elect not to enforce clauses (a), (b) and (c) above during Business Hours, but reserves the right to do so at Landlord’s discretion.

23.	In case of invasion, mob, riot, public excitement, or other commotion, Landlord reserves the right to limit or prevent access to the Property during the continuance of the same by closing the doors or taking other appropriate steps. Landlord will in no case be liable for damages for any error or other action taken with regard to the admission to or exclusion from the Property of any person at any time.

24.	Smoking is not permitted, except in the smoking areas located outside of the Building, if any, as designated and redesignated in writing from time to time by Landlord, in its sole, absolute and arbitrary discretion, and Tenant will not smoke anywhere within the Property including, without limitation the Premises and the sidewalks, entrances, passages, corridors, halls, elevators and stairways of the Property, other than the smoking areas, if any, designated in writing by Landlord. All smoking materials must be disposed of in ashtrays or other appropriate receptacles provided for that purpose.

25.	The Building directory will be provided exclusively for the display of the name and location of tenants only and Landlord reserves the right to exclude any other names therefrom and to limit the amount of space hereon dedicated to Tenant.

26.	Unless otherwise approved by Landlord in writing, all janitorial services for the Property and the Premises shall be provided exclusively through Landlord, and except with the written consent of Landlord no person or persons other than those approved by Landlord shall be employed by Tenant or permitted to enter the Property for the purpose of performing janitorial services. Tenant shall not cause any unnecessary labor by carelessness or indifference to the good order and cleanliness of the Property.

27.	Landlord reserves the right to exclude or expel from the Property any person who, in Landlord’s judgment is intoxicated or under the influence of liquor or drugs or who is in violation of any of the Building Rules or any Laws.

EXHIBIT “E”

2

28.	Tenant shall store all its trash and garbage in proper receptacles within its Premises or in other facilities provided for such purpose by Landlord. Tenant shall not place in any trash box or receptacle any material which cannot be disposed of in the ordinary and customary manner of trash and garbage disposal. All garbage and refuse disposal shall be made in accordance with directions issued from time to time by Landlord. Tenant will cooperate with any recycling program at the Property.

29.	Tenant will not use in the Premises or Common Area of the Property any hand truck except those equipped with rubber tires and side guards or such other material-handling equipment as Landlord may approve.

30.	Tenant will not use the name of the Building or the Property in connection with or in promoting or advertising the business of Tenant except as Tenant’s address.

31.	Tenant will comply with all safety, fire protection and evacuation procedures and regulations established by Landlord or any governmental agency.

32.	Tenant’s requirements will be attended to only upon appropriate application to Landlord’s property management office for the Property by an authorized individual.

33.	Tenant will not park or permit parking in any areas designated by Landlord for parking by visitors to the Property or for the exclusive use of tenants or other occupants of the Property. Only passenger vehicles may be parked in the parking areas.

34.	Parking stickers or any other device or form of identification supplied by Landlord as a condition of use of the parking facilities shall remain the property of Landlord. Such parking identification device must be displayed as requested and may not be mutilated or obstructed in any manner. Such devices are not transferable and any device in the possession of an unauthorized holder will be void. Landlord may charge a fee for parking stickers, cards or other parking control devices supplied by Landlord.

35.	No overnight or extended term parking or storage of vehicles is permitted.

36.	Parking is prohibited (a) in areas not striped for parking; (b) in aisles; (c) where “no parking” signs are posted; (d) on ramps; (e) in cross-hatched areas; (f) in loading areas; and (g) in such other areas as may be designated by Landlord.

37.	All responsibility for damage, loss or theft to vehicles and the contents thereof is assumed by the person parking their vehicle.

38.	Tenant and/or each user of the parking area may be required to sign a parking agreement, as a condition to parking, which agreement may provide for the manner of payment of any parking charges and other matters not inconsistent with this Lease and these Building Rules.

39.	Landlord reserves the right to refuse parking identification devices and parking rights to Tenant or any other person who fails to comply, with the Building Rules applicable to the parking areas. Any violation of such rule shall subject the vehicle to removal, at such person’s expense.

40.	A third party may own, operate or control the parking areas, and such party may enforce these Building Rules relating to parking. Tenant will obey any additional rules and regulations governing parking which may be imposed by the parking operator or any other person controlling the parking areas serving the Property.

41.	Tenant shall be responsible for the observance of all of the Building Rules by Tenant (including, without limitation, all employees, agents, clients, customers, invitees and guests).

42.	Landlord may, from time to time, waive any one or more of these Building Rules for the benefit of Tenant or any other tenant, but no such waiver by Landlord shall be construed as a continuing waiver of such Building Rule(s) in favor of Tenant or any other tenant, nor prevent Landlord from thereafter enforcing any such Building Rule(s) against Tenant or any or all of the tenants of the Property.

43.	These Building Rules are in addition to, and shall not be construed to in any way modify or amend, in whole or in part, the other terms, covenants, agreements and conditions of the Lease. In the event of any conflict between these Building Rules and any express term or provision otherwise set forth in the Lease, such other express term or provision shall be controlling.

EXHIBIT “E”

3

EXHIBIT “F”

IMPROVEMENT ALLOWANCE

WORK LETTER

This Work Letter defines the scope of the Tenant’s Improvements which Landlord shall be obligated to construct or install in the Premises. This Work Letter is incorporated by reference into the Lease and shall be subject to all of its terms and conditions, including all definitions contained therein. If there is a conflict between the terms and provisions of this Work Letter and the Lease, this Work Letter shall control. Terms which have initial capital letters and are not otherwise defined in this Letter shall have the meaning set forth in the Lease. Any default by Tenant hereunder also constitutes a default under the Lease.

ARTICLE 1

PLANNING AND CONSTRUCTION DRAWINGS AND SPECIFICATIONS

1.1 Space Plan. Tenant shall have the option to use its in-house interior space planner or to engage an outside interior space planner reasonably acceptable to Landlord, to develop and design a Space Plan (as hereinafter defined) for the Premises. The Space Plan shall be used as a pricing plan. On or before December 28, 1999, Tenant will provide Landlord with a space plan (“Space Plan”) for Tenant’s Improvements. The Space Plan must (a) be compatible with the base building and the mechanical components of the base building (as reasonably determined by Landlord); (b) be adequate, in Landlord’s reasonable discretion, for Landlord to prepare working drawings for Tenant’s Improvements; (c) show, in reasonable detail, the design and appearance of the finishing material Landlord will use in connection with installing Tenant’s Improvements; (d) contain such other detail or description as may be necessary for Landlord to adequately outline the scope of Tenant’s Improvements; (e) conform to all applicable governing codes and ordinances; and (f) contain all information necessary for construction cost estimating. All Space Plan drawings must be not less than 1/8” scale. Without limiting those general requirements, the Space Plan must expressly specify and include (without limitation) all of the following: (1) wall types and heights and insulation, if needed; (2) door types and hardware groups; (3) door frames types; (4) ceiling heights; (5) ceiling materials; (6) floor finishes and locations; (7) wall finishes and locations; (8) any appliances, special systems or equipment to be furnished as a part of the construction; (9) any mechanical requirements beyond that provided in the base building; (10) any fire protection requirements beyond that provided in the base building; (11) any plumbing requirements; (12) all power and data locations; (13) any power required other than building standard power distribution; (14) any power requirements for modular furniture; (15) any emergency power requirement; (16) any lighting requirements beyond that provided in the base building; and (17) millwork elevations and details. The Space Plan will also identify any specialty heating, ventilation and/or air conditioning equipment needed to serve Tenant’s equipment room. All such specialty equipment will be subject to Section 17.4 of the Lease. Tenant will not specify long lead time items that would delay Substantial Completion of Tenant’s Improvements. If not otherwise noted, Landlord will provide the building standard materials, systems and capacities described in Schedule “1” attached hereto and incorporated herein (“Building Standards”). The Space Plan must also include enlarged sketch layouts for any non-standard rooms, including reflected ceiling plans, and must state the approximate usable and rentable square footage of the Premises. If Tenant fails to provide Landlord with a Space Plan meeting the foregoing requirements by the date set forth above in this Section, then such delay is a Tenant Delay until such Space Plan is delivered to Landlord. The Space Plan shall be subject to approval of Landlord, which approval shall not be unreasonably withheld or delayed.

1.2 Construction Drawings and Specifications. After Landlord receives and approves Tenant’s Space Plan and Tenant approves the Cost Quotation (as defined herein) pursuant to Section 2.3 of this Work Letter, Landlord will provide Tenant with the Construction Drawings and Specifications prepared by Landlord’s architect (“Architect”). Tenant will approve or disapprove (specifically describing any reasons for disapproval) the Construction Drawings and Specifications in writing within three (3) Business Days after receiving them. Any failure by Tenant to timely deliver such approval or disapproval is a Tenant Delay until received. Any such notice of disapproval will specify in reasonable detail the reasons for such disapproval and the changes required to obtain Tenant’s approval. If Tenant disapproves the Construction Drawings and Specifications, Landlord will provide appropriately revised Construction Drawings and Specifications to Tenant for approval (or disapproval) within three (3) Business Days on the same basis as set forth above. If the review and approval process is not concluded (with Tenant having approved the Construction Drawings and Specifications) within three (3) Business Days after the Construction Drawings and Specifications are provided to Tenant, then such delay is a Tenant Delay until Tenant’s approval is received. If Tenant’s disapproval is a result of a change by Tenant in the scope of the work, Landlord’s costs to make such changes shall be borne by Tenant and shall be included within the Total Costs (as defined herein). Tenant will not withhold any approval except for reasonable cause and will not act in an arbitrary or capricious manner in connection with the review, revision, approval or disapproval of the Construction Drawings and Specifications.

EXHIBIT “F”

1

1.3 Changes to Construction Drawings and Specifications. After Tenant’s approval, no significant changes, modifications or alterations may be made without the prior written consent of both Landlord and Tenant; provided, however, if any changes are required (i) by any governmental agency with jurisdiction over the Project, (ii) as a result of field conditions which cannot be reasonably avoided, or (iii) to substitute reasonably equivalent materials to avoid unanticipated delays, strikes or shortages, then Landlord shall be authorized to make such changes and shall provide written notice to Tenant. The cost of such changes shall be included within the Total Costs.

1.3.1 Tenant Initiated Changes. Tenant will immediately notify Landlord in writing if Tenant desires to make any changes to Tenant’s Improvements after Tenant has approved the Construction Drawings and Specifications. If Landlord approves the revisions, Landlord will notify Tenant by delivering a “Change Order Proposal” setting forth the anticipated additional cost and delay in completing Tenant’s Improvements which would be caused by such revisions. Tenant will approve or disapprove the increased cost and delay within three (3) Business Days after such notice. If Tenant approves, Landlord will prepare, and Landlord and Tenant will execute, a Change Order Proposal describing the revisions and the anticipated additional cost and delay. Any delay relating to a request for revisions or a Change Order Proposal is a Tenant Delay. If Tenant fails to approve the increased cost and delay within three (3) Business Days after such notice, Tenant will be deemed to have withdrawn the proposed change and Landlord will not proceed to perform such change. If the Change Order Proposal causes the cost of Tenant’s Improvements to exceed the Improvement Allowance (or if the cost of Tenant’s Improvements already exceeds the Improvement Allowance), Landlord will require Tenant to prepay the added costs of the Change Order Proposal prior to commencing the changes required therein.

ARTICLE 2

COSTS OF TENANT’S IMPROVEMENT WORK

2.1 Improvement Allowance. Landlord has agreed to contribute a one-time Improvement Allowance against the Total Costs of the Tenant’s Improvements, in an amount up to Thirty Dollars ($30.00) per usable square foot of the Premises, subject to adjustment as set forth in Section 2.3.2 below.

2.2 Total Costs. All out-of-pocket costs incurred by Landlord in connection with (a) the design, construction and installation of the Tenant’s Improvements and (b) any other measures taken by Landlord which may be reasonably required to accomplish Landlord’s design and construction of the Tenant’s Improvements, including without limitation, Landlord’s procurement of bonds, insurance and governmental permits, shall be charged against the Improvement Allowance (collectively, the “Total Costs”). Contractor shall charge Tenant a fee of seven percent (7%) for general conditions and a fee of seven percent (7%) for Contractor’s profit, both based on the Total Costs (“Landlord Fees”), but shall not impose any additional Landlord management supervisory fee. Tenant shall be solely responsible for any and all costs of constructing the Tenant’s Improvements in excess of the Improvement Allowance. Notwithstanding anything in this Exhibit to the contrary, any costs that are due to the following shall not be included in the Total Costs and shall be the sole responsibility of Landlord: (i) any costs incurred due to the remediation of Hazardous Materials which were not caused by Tenant or any party acting on behalf of or through tenant; and (ii) any costs incurred to correct any non-compliance of the Building shell and Common Areas with applicable codes, laws or statutes that existed prior to commencement of the Tenant’s Improvements.

2.3 Cost Quotation.

2.3.1 Obtaining Cost Quotation. Promptly after Tenant’s approval of the Space Plan, Landlord will provide to Tenant the cost of the Tenant Improvements (“Cost Quotation”) based upon the approved Space Plan.

2.3.2 Approval of Cost Quotation by Tenant. If the Cost Quotation exceeds the Improvement Allowance, Tenant shall, within five (5) Business Days of receipt thereof (“Response Period”), either: (i) agree in writing to pay the cost by which the Cost Quotation exceeds the Improvement Allowance (“Excess Costs”), or (ii) revise the Space Plan so that the Cost Quotation is either (a) no more than the Improvement Allowance, or (b) in excess of the Improvement Allowance by the amount of Excess Costs which Tenant agrees to pay. If Tenant elects to revise the Space Plan in order to reduce the Cost Quotation, the period of time in excess of the Response Period between Tenant’s election to revise the Space Plan and the approval of the revised Space Plan by Tenant will constitute a Tenant Delay If the Improvement Allowance exceeds the Total Costs, Tenant will not be entitled to any credit or other reimbursement. The failure of Tenant to respond within the five (5) Business Day period shall be deemed to be Tenant’s agreement to pay all of the Excess Costs. Upon approval by Tenant, Landlord shall be authorized to proceed with the Construction Drawings and Specification in accordance with the approved Space Plan. All costs of revising the Space Plan, including, without limitation, re-engineering, estimating, printing of drawings, blueprints, costs

EXHIBIT “F”

2

of any space planner, architect, engineering consultants and other consultants and any other incidental expenses, shall be chargeable against the Improvement Allowance and the Total Costs.

2.4 Excess Costs. Tenant shall be solely responsible for all Excess Costs. Tenant shall deposit with Landlord, at the later of (i) the time Tenant approves of the Excess Costs, or (ii) the execution of the lease, fifty percent (50%) of the amount of the Excess Costs. The remaining fifty percent (50%) of the Excess Costs shall be paid upon Substantial Completion.

2.5 Building Standard. Tenant shall utilize items designated in the Building Standard or items of equal or higher quality, in the reasonable opinion of Landlord, to assure the consistent quality and appearance of the Project. In the preparation of the Space Plan and Construction Drawings and Specifications, no deviation shall be permitted from the Building Standard, without Landlord’s consent. Subject to Landlord’s approval, which approval will not be unreasonably withheld, Tenant may deviate from the Building Standard as to partitions, floor coverings, wall finishes, special lighting fixtures, or other items as to which deviations may be permitted, provided that no deviation shall be of lesser quality than the Building Standard. Landlord will not approve of any deviations which (a) do not conform to applicable governmental regulations or are disapproved by any governmental agency, (b) that require services beyond the level normally provided to other tenants in the Project, (c) that because of fabrication time or other factors would delay the construction schedule (unless Tenant agrees that the Commencement Date will not be extended by such delay), or (d) that in Landlord’s reasonable opinion are of a nature or quality that are inconsistent with Landlord’s overall plan or objectives for the Project. Notwithstanding the foregoing, the approval by Landlord of any deviation shall not constitute an acknowledgment by Landlord that such deviations are in conformance with governmental regulations.

ARTICLE 3

CONSTRUCTION OF TENANT’S IMPROVEMENTS

3.1 Substantial Completion. Landlord will use commercially reasonable efforts to achieve Substantial Completion of Tenant’s Improvements on or before the Delivery Date, subject to Tenant Delay and Force Majeure. A Tenant Delay automatically extends the Delivery Date for Tenant’s Improvements and the Commencement Date but does not extend the Rent Commencement Date of this Lease.

3.2 Completion of Tenant’s Improvements. Landlord shall cause Contractor to construct the Tenant’s Improvements in accordance with the approved Construction Drawings and Specifications. The Tenant’s Improvements will be performed pursuant to a “fixed price” or a “cost plus fee, subject to a guaranteed maximum price” construction contract, based on the Cost Quotation and the provisions of this Work Letter.

3.3 Punch List. When Architect determines that the construction of the Tenant’s Improvements is complete with the exception of minor details of construction, installation, decoration, or mechanical adjustments, Landlord shall schedule a walk-through of the Premises to be attended by Contractor, Architect, Landlord and Tenant. Landlord and Tenant shall agree upon, and Architect shall prepare, a “Punch List” identifying the corrective work of the type commonly found on an architectural Punch List with respect to the Tenant’s Improvements, which list shall be in accordance with industry standards and shall be based on whether such items were required by the approved Construction Drawings and Specifications. In the event a dispute arises as to whether an item is substantially completed, the parties shall abide by the decision made by Architect. If Tenant refuses to inspect the Premises with Landlord within twenty (20) days after Landlord’s notice that the Premises is ready for the Punch List walk-through, Tenant is deemed to have accepted the Premises as delivered, subject to Article 7. Immediately after delivery of the Punch List, Landlord shall cause Contractor to commence the correction of Punch List items and diligently pursue such work to completion. The Punch List procedure to be followed by Landlord and Tenant shall in no way limit Tenant’s obligation to occupy the Premises under the Lease, nor shall it in any way excuse Tenant’s obligation to pay Rent as provided under the Lease.

ARTICLE 4

TENANT WORK

4.1 Finish Work. All finish work and decoration and other work desired by Tenant and not included within the Tenant’s Improvements as set forth in the approved Construction Drawings and Specifications, including specifically, without limitation, all computer systems, telephone systems, telecommunications systems, fixtures, furnishings, equipment and any Alterations (collectively the “Tenant Work”) shall be designed, furnished and installed by Tenant at Tenant’s sole expense and shall not be chargeable against the Improvement Allowance or be a part of the Total Costs. Prior to starting any Tenant

EXHIBIT “F”

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Work, Tenant shall provide Landlord with the name of Tenant’s contractor for Landlord’s approval, which shall not be unreasonably withheld. If Landlord does not approve or disapprove of Tenant’s contractor within three (3) Business Days after notification thereof, Tenant’s contractor shall be deemed approved.

4.1.1 Consent of Landlord. If any Tenant Work is not set forth on the approved Construction Drawings and Specifications, Tenant shall secure Landlord’s prior consent for such Tenant Work in the same manner and following the same procedures provided for in the Lease for Alterations.

4.1.2 Early Entry. In arranging for the performance of the Tenant Work, Tenant shall be permitted to enter the Premises prior to Substantial Completion only in accordance with Section 1.2.4 of the Lease, and shall adopt a schedule In conformance with the schedule(s) of Contractor and conduct its work in such a manner as to maintain harmonious labor relations and so as not to Interfere unreasonably with or delay the work of Contractor in substantially completing the Tenant’s Improvements. Tenant’s contractors and agents shall be subject to the reasonable supervision of Landlord’s construction supervisor.

4.2 Landlord’s Obligations. Except as expressly provided herein, Landlord is under no obligation to construct or supervise construction of any of the Tenant Work, nor to provide any other access to the Building to Tenant or Tenant’s subcontractors, and any inspection by Landlord shall not be construed as a representation that the Tenant Work is in compliance with the final plans and specifications therefor or that the construction will be free from faulty material or workmanship or that the Tenant Work is in conformance with any building codes or other applicable regulations. All of the Tenant Work shall be undertaken and performed in strict accordance with the provisions of the Lease and this Work Letter.

4.3 Conformance with Laws. All Tenant Work shall be done in conformity with applicable codes and regulations of governmental authorities having jurisdiction over the Project and the Premises and valid building permits and other necessary authorizations from appropriate governmental agencies when required, shall be obtained by Tenant for the Tenant Work at Tenant’s expense. Any Tenant Work not acceptable to the applicable governmental authority or not reasonably satisfactory to Landlord in accordance with the standard listed above (unless previously approved by Landlord), shall be promptly corrected, replaced, or brought into compliance with such applicable codes and regulations at Tenant’s expense. Notwithstanding any failure by Landlord to object to any such Tenant Work, Landlord shall have no responsibility therefor.

ARTICLE 5

CONSTRUCTION WARRANTY

5.1 Responsibility for Function and Maintenance. Tenant will be responsible for the function and maintenance of all the Tenant’s Improvements whether or not approved by Landlord or installed by Landlord at Tenant’s request. Landlord’s preparation and/or approval of any design or construction documents will not constitute any representation or warranty as to the adequacy, efficiency, performance or desirability of the Tenant Improvements in the Premises.

5.2 Landlord Warranty. Landlord warrants Tenant’s Improvements against defective workmanship and materials for a period of one (1) year after Substantial Completion. Landlord’s sole obligation under this warranty is to repair or replace, as necessary, any defective item caused by poor workmanship or materials if Tenant notifies Landlord of the defective item within such one (1) year period. Landlord has no obligation to repair or replace any Item after such one year period expires. THE WARRANTY TERMS PROVIDE THE SOLE AND EXCLUSIVE RIGHT AND REMEDY OF TENANT AGAINST LANDLORD AND/OR CONTRACTOR FOR INCOMPLETE OR DEFECTIVE WORKMANSHIP OR MATERIALS OR OTHER DEFECTS IN THE PREMISES IN LIEU OF ANY CONTRACT, WARRANTY OR OTHER RIGHTS, WHETHER EXPRESS OR IMPLIED, THAT MIGHT OTHERWISE BE AVAILABLE UNDER APPLICABLE LAW AND ALL SUCH OTHER RIGHTS ARE EXPRESSLY WAIVED BY TENANT. ALL OTHER WARRANTIES ARE EXPRESSLY DISCLAIMED. The Basic Rent and any Additional Rent shall not be reduced and Landlord shall not be liable under any circumstances for a loss of, or injury to, property, loss of profits, or for injury to or interference with Tenant’s business arising from or in connection with the making of or Landlord’s failure to make any repairs, maintenance, alterations or improvements in or to any portion of the Premises or in or to fixtures, appurtenances and equipment therein, as a result of the foregoing warranty of Landlord. Notwithstanding the foregoing, Landlord shall not be obligated to perform any maintenance or repairs to the extent made necessary by the modification, failure to maintain, misuse, negligence or willful misconduct of Tenant, its employees, agents, customers, invitees, permittees, licensees or contractors.

EXHIBIT “F”

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ARTICLE 6

CONSTRUCTION REPRESENTATIVES

6.1 Tenant’s Representative. Tenant has designated Caroline Lee as its sole representative with respect to the matters set forth in this Work Letter, who shall have full authority and responsibility to act on behalf of Tenant as required in this Work Letter. Tenant may change its representative under this Work Letter at any time by providing five (5) days prior written notice to Landlord. All inquiries, requests, instructions, authorizations and other communications with respect to matters covered by this Work Letter from Landlord will be made to Tenant’s Representative.

6.2 Landlord’s Representative. Landlord has designated Jeannie Kohlas as its representative with respect to the matters set forth in this Work Letter, who shall have full authority and responsibility to act on behalf of Landlord as required in this Work Letter. Landlord may change its representative under this Work Letter at any time by providing five (5) days prior written notice to Tenant. All inquiries, requests, instructions, authorizations and other communications with respect to the matters covered by this Work Letter from Tenant will be made to Landlord’s representative. Tenant will communicate solely with Landlord’s Representative and will not make any inquiries of or requests to, and will not give any instructions or authorizations to, any other employee or agent of Landlord, including Landlord’s architect, engineers, and contractors or any of their agents or employees, with regard to matters covered by this Work Letter.

ARTICLE 7

MISCELLANEOUS

7.1 Applicability. This Work Letter shall not be deemed applicable to: (a) any additional space added to the original Premises at any time, whether by the exercise of any options under the Lease or otherwise, or (b) any portion of the original Premises or any additions thereto in the event of a renewal or extension of the original Term of the Lease, whether by the exercise of any options under the Lease or any amendment or supplement thereto. The construction of any additions or improvements to the Premises not contemplated by this Work Letter shall be effected pursuant to a separate work letter agreement, in the form then being used by Landlord and specifically addressed to the allocation of costs relating to such construction.

7.2 Landlord’s Approval Rights. Landlord may withhold its approval of the Space Plan (including any revisions requested by Tenant), Construction Drawings and Specifications, Change Orders or other work requested by Tenant which require work which: (i) exceeds or affects the structural integrity of the Building, or any part of the heating, ventilating, air conditioning, plumbing, mechanical, electrical, communication or other systems of the Building; (ii) is not approved by the holder of any mortgage or deed of trust encumbering the Project at the time the work is proposed; (iii) would not be approved by a prudent owner of property similar to the Project; (iv) violates any agreement which affects the Project or binds Landlord; (v) Landlord reasonably believes will increase the cost of operation or maintenance of any of the systems of the Project; (vi) Landlord reasonably believes will reduce the market value of the Premises or Project; (vii) does not conform to applicable building codes or is not approved by any governmental authority with jurisdiction over the Premises; (viii) is not a Building Standard item or an item of equal or higher quality; (ix) in Landlord’s determination detrimentally affects the uniform exterior appearance of the Project; or (x) is reasonably disapproved by Landlord for any other reason not set forth herein.

7.3 Tenant Approvals. In all instances where Tenant is required to approve an item, if no written notice of disapproval is given within the stated time period at the end of said period the item shall automatically be deemed approved and the next succeeding time period shall commence. Except as otherwise provided all references herein to a “number of days” shall mean and refer to calendar days.

7.4 Risk of Loss. All materials, work, installations and decorations of any nature brought upon or installed in the Premises before the Commencement Date shall be at the risk of the party who brought such materials or items onto the Premises. Neither Landlord nor any party acting on Landlord’s behalf shall be responsible for any damage or loss or destruction of such items brought to or installed in the Premises by Tenant prior to such date, except in the event of Landlord’s gross negligence or willful misconduct.

EXHIBIT “F”

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EXHIBIT “G”

[Intentionally omitted]

EXHIBIT “G”

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EXHIBIT “H”

JANITORIAL SPECIFICATIONS

||Have Janitorial Specifications reviewed by Project Manager to determine if Project-specific changes need to be made.||

A.	OFFICE SPACE

DAILY (i.e. 5 days per week)

1.	Empty wastebaskets and carry trash to designated areas for removal. Replace plastic liners as needed.

2.	Vacuum rugs and carpeted areas. Spot clean carpet as needed.

3.	Dust and/or damp mop non-carpeted surface. Spot scrub spill marks.

4.	Feather dust desks and furniture, if clear. Dust windows sills and ledges.

5.	Remove hand spots and/or smudges from doors.

6.	Remove fingerprints and smudges from walls, partitions, desks, cabinets and doors.

7.	Wipe down lunchroom table tops, sinks and kitchen counters.

WEEKLY

1.	Vacuum carpet areas.

2.	Damp mop tile floors.

3.	Dust ledges, files, baseboards and sills under 7 feet.

4.	Detail dust desks, if clear.

5.	Dust lower parts of furniture.

6.	Detail clean kitchen sinks, table tops, counters and kitchen cabinets.

7.	Damp wipe vinyl furniture.

8.	Brush down and/or vacuum fabric furniture, as needed.

9.	Remove finger marks and smudges from doors, door frames, around light switches, sidelight glass and fixtures.

MONTHLY

1.	Dust moldings, furniture, shelves over 7 feet.

2.	Dust miniblinds and other surfaces not reached in nightly or weekly cleaning.

3.	Clean and wax hard surface floors.

4.	Brush down and clean vents and grills.

A	RESTROOMS

DAILY (i.e. 5 days per week)

1.	Clean mirrors.

2.	Damp mop floor.

3.	Spot clean tile and vinyl covered walls and partitions.

4.	Empty and clean receptacles and sanitary disposals.

EXHIBIT “H”

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5.	Replenish paper supplies and soap.

6.	Clean and polish chrome, stainless and metal fixtures and surfaces.

7.	Clean urinals, toilets and sinks.

8.	Wash and clean restroom counters.

WEEKLY

1.	Dust tops of partitions.

2.	Flush floor drains.

MONTHLY

1.	Scrub and wax the floors.

2.	Wash partitions and tile walls.

3.	Brush and clean grills and vents.

A.	CORRIDORS AND COMMON AREAS

DAILY (i.e. 5 days per week)

1.	Clean and remove smudges from entry door glass.

2.	Polish entry handles, door plates and metal trim.

3.	Wipe clean metal thresholds at entry doors and elevators.

4.	Clean building telephones.

5.	Remove debris from lobby planters.

6.	Dust and clean horizontal surfaces under 7 feet.

7.	Dust mop, damp mop and/or buff tile floors, as needed.

8.	Vacuum carpeted surfaces in lobbies, common areas and elevators.

9.	Spot clean carpet stains and spill marks on tile floors.

10.	Clean and remove smudges and marks on painted and vinyl covered walls where possible.

11.	Clean and polish drinking fountains.

12.	Clean and polish directories and interior signs.

13.	Clean and polish metal surfaces within elevators.

14.	Empty trash receptacles.

15.	Wipe clean glass at fire extinguishers and cabinets.

WEEKLY

1.	Dust high areas over 7 feet.

2.	Detail clean and polish metal surfaces.

EXHIBIT “H”

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MONTHLY

1.	Clean metal vents and grills.

2.	Clean and wax tile floors. Shampoo carpet as necessary.

3.	Clean exterior and interior of entrance lobby glass.

EXHIBIT “H”

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Exhibit B

PREMISES

[GRAPHIC]

SCOPE OF WORK

[GRAPHIC]

FIRST AMENDMENT TO OFFICE LEASE

This First Amendment to Office Lease (this “Amendment”), dated as of the 1st day of November, 2003 (“Effective Date”), is made by and between SIERRA POINT INVESTORS, LLC, a California limited liability company (“Landlord”), SHOPPING.COM (CALIFORNIA), INC. (formerly known as Epinions, Inc.), a Delaware corporation (“Tenant”).

RECITALS:

This Amendment is entered into upon the basis of and with respect to the following facts, understandings and intentions of the parties:

A. Under a certain Office Lease (the “Lease”), dated December 31, 1999, Sierra Point I Trust, predecessor in interest to Landlord, leased to Tenant certain premises comprising the entire fifth floor of the building located at 8000 Marina Boulevard, Brisbane, California (the “Building”).

B. Landlord and Tenant now desire to modify the Lease to provide for an adjustment in the rent, an extension of the term, and certain other modifications, all upon the terms and conditions more particularly set forth in this Amendment.

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Landlord and Tenant agree to modify the Lease, as follows:

1. Defined Terms. Terms which are defined in the Lease shall have the same meaning when used in this Amendment

3. Extension of Term. The existing term of the Lease is hereby extended to December 31, 2009. Beginning on the Effective Date, each reference in the Lease to the “Lease Term” or words of similar import shall be deemed to be a reference to the term as extended in this Amendment.

4. Adjustment of Rent. The Base Rent due under the Lease will be adjusted as follows:

Date	Base Monthly Rent
November 1, 2003 – December 31, 2003	$0
January 1, 2004 – December 31, 2004	$50,056
January 1, 2005 – December 31, 2005	$51,307
January 1, 2006 – December 31, 2006	$52,559
January 1, 2007 – December 31, 2007	$53,810
January 1, 2008 – December 31, 2008	$55,062
January 1, 2009 – December 31, 2009	$56,313

5. Letter of Credit/Security Deposit. Upon approval of this Amendment by Landlord’s lender, the Letter of Credit posted by Tenant to secure its obligations under the Lease shall be amended such that (i) the amount thereof shall be reduced to $56,313, and (ii) the term shall be extended to expire on a date not earlier than sixty (60) days after the Lease expiration set forth herein. All costs associated with the use of a letter of credit as security for the Lease, including costs of amendment, extension, drawdown or otherwise, shall be paid by Tenant. The letter of Credit shall remain subject to the terms and conditions of the Lease, including, without limitation, Section 17.2 thereof.

6. Tenant Improvement Allowance. Landlord shall provide a cash allowance in the amount of Two Hundred Fifty Thousand Two Hundred Eighty Dollars ($250,280) for costs incurred in design, planning, permitting and construction of alterations and improvement to the Premises as requested by Tenant (the “TI Allowance”). Any such alterations or improvements to the Premises shall require Landlord’s prior approval, not to be unreasonably withheld, and shall be subject to the terms and conditions of the Lease. The TI Allowance shall either be disbursed directly by Landlord in payment of approved costs, or shall be reimbursed to Tenant by Landlord within thirty (30) days after delivery to Landlord of requests for payment accompanied by reasonable supporting documentation evidencing the amounts expended. If less than the entire TI Allowance is expended, Landlord shall provide Tenant a credit against Base Monthly Rent due under the Lease, commencing on January 1, 2005, in an amount equal to one-half of the amount of the TI Allowance not expended. If savings against the TI Allowance are less than Twenty-Five Thousand Dollars ($25,000), then no rent credit shall be given.

7. Option. Landlord hereby grants to Tenant an option (the “Option”) to extend the term of the Lease, for an additional period of five (5) years (the “Option Term”). The Option must be exercised, if at all, by written notice (an “Option Notice”) delivered by Tenant to Landlord not later than six (6) months prior to the end of the term then in effect. Further, the Option shall not be deemed to be properly exercised if, as of the date of the Option Notice or at the end of the term then in effect, Tenant (i) is in default under the Lease, which default has not been cured as of the date in question, (ii) has Transferred all or any portion of this Lease or its interest therein or (iii) has sublet fifty percent (50%) or more of the Premises, Provided Tenant has properly and timely exercised the Option, the term of the Lease shall be extended by the Option Term, and all terms, covenants and conditions of the Lease shall remain unmodified and in full force and effect, except that (y) Tenant shall pay initial base rent determined as set forth below in this paragraph, and (z) after the exercise of the Option, Tenant shall have no options remaining. Landlord shall have no obligation whatsoever in connection with any extension of the term of this Lease to remodel, alter or improve the Premises for use by Tenant, to provide any improvement or construction allowance to Tenant, or to pay or reimburse Tenant for any remodeling, alterations or improvements to the Premises. The initial base rent during the Option Term shall be ninety-five percent (95%) of the fair market rental value of the Premises as of the commencement of the Option Term, determined as provided below. As used herein, “fair market rental value” shall mean the projected prevailing rental rate as of the First day of the Option Term for similar commercial space improved or presumed to be improved with tenant improvements of substantially similar age, quality and layout as then existing in the Premises, taking into account any concessions, improvement allowances or free rent then prevalent within the market, and situated in similar office buildings in the Brisbane/South San Francisco area, including without limitation annual increases in the base rent. Promptly after delivery of the Option Notice, Landlord and Tenant shall meet and confer and attempt to agree upon the fair market rental value of the Premises. If they are not able to agree, either party may give written notice to the other that the fair market rental value is to be determined by appraisal as provided herein, Within twenty (20) days following such notice, each party shall by written notice to the other appoint an independent and qualified appraiser. Each of such appraisers shall, within thirty (30) days following appointment, give written notice to both parties of the appraiser’s determination of fair market rental value. If the determinations of such appraisers are in agreement, the initial base rent for the Option Term shall be ninety-five percent of the fair market rental value so determined. If the difference between such determinations is five percent (5%) of the higher appraisal or less, the average of the two determinations shall be the fair market rental value. If the difference is more than such percentage, then during the ten-day period following the appraisers’ determinations, Landlord

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and Tenant shall again meet and confer and attempt to agree upon the fair market rental value of the Premises. If they are unable to agree, the two appraisers shall jointly select a third independent M.A.I appraiser with not less than five (5) years experience with office leases in the area in which the building is located (the “Third Appraiser”). Within thirty (30) days following appointment, the Third Appraiser shall on written notice to the parties determine the fair market rental value, which value shall be not less than the lower of the two prior appraisals, and not higher than the higher of the two prior appraisals. The fair market rental value so determined shall be the basis for calculating base rent for the Option Term. Each party shall pay the fees and expenses of the appraiser appointed by it and one-half of the fees and expenses of the Third Appraiser. If base rent has not been determined as of the commencement of the Option Term, Tenant shall pay the Base Rent in the amount specified by Landlord until base rent is finally determined. Upon such determination any overpayment or underpayment of base rent shall be reconciled.

8. Transfer. The definition of “Transfer” contained in Exhibit A to the Lease is amended by eliminating the second sentence thereof, and substituting in its place the following: “The term ‘Transfer’ also includes any assignment, mortgage, pledge or other encumbering or disposal (voluntarily, by operation of law or otherwise) of any ownership interest in Tenant or its parent corporation that results in a change of control of Tenant or its parent corporation but excludes any transaction that results in a change of control resulting from (i) an offering of equity securities on any public stock market or (ii) an acquisition or merger or sale of assets pursuant to which control of Tenant or its parent corporation is assumed by an entity with cash or cash equivalents of $25 million or more, as shown on such entity’s most recent audited financial statements or by certification to Landlord from such entity’s independent auditors.

9. Operating Expenses. Notwithstanding anything to the contrary set forth in the Lease, the management fee charged as part of the building operating expenses shall not exceed three percent (3%) of rental income. In addition, the base year Expense Stop, as defined in the Lease, will be reset to the higher of the Expense Stop currently in the Lease or equivalent to the actual operating expenses for calendar year 2003.

10. Interpretation of Amendment. This Amendment and the Lease shall be construed as a whole in order to effectuate the intent of the parties to amend the Lease in the manner specified in this Amendment. All provisions of the Lease that are affected by this Amendment shall be deemed amended regardless of whether or specified in this Amendment. Accordingly, if any provision of the Lease conflicts with any provision of this Amendment, the provision of this Amendment shall control.

11. Lender Approval. Both Landlord and Tenant acknowledge and agree that Landlord’s first mortgage lender (“Lender”) has the right to review and approve or disapprove this Amendment. Landlord covenants to recommend approval and use reasonable, good faith efforts to obtain approval from its Lender of this Amendment, and this Amendment shall not be effective until Lender’s written approval is obtained.

12. No Agent or Broker. Landlord and Tenant each represents and warrants to the other that it has not dealt with any agent or broker in this transaction other than BT Commercial, whose fee shall be paid by Landlord pursuant to a separate agreement. Landlord and Tenant each holds the other harmless and indemnifies the other from any claim for commission, finder’s fee, or advisory fee arising out of the actions of such party in this transaction.

13. Multiple Counterparts. This Amendment may be executed in two or more counterparts, which when taken together shall constitute one and the same instrument. The parties contemplate that they

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may be executing counterparts of this Amendment transmitted by facsimile and agree and intend that a signature by facsimile machine shall bind the party so signing with the same effect as though the signature were an original signature.

14. Entire Agreement. This Amendment constitutes the entire agreement of Landlord and Tenant with respect to the subject matter and supersedes any and all oral and written agreements and understandings by and between the parties prior to the Effective Date.

15. Ratification. The Lease, as amended by this Amendment, shall continue in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Amendment as of the date first written above.

“Landlord”:

SIERRA POINT INVESTORS, LLC, a California limited liability company

By:	Sierra Point Management, Inc. Manager

	By:	/s/ James A. Blake

	Name:	James A. Blake
	Its:	Executive Vice President
	Date:	12/1/03

“Tenant”:

SHOPPING.COM (CALIFORNIA), INC. a Delaware corporation

By:	/s/ Wilson Chan

Name:	Wilson Chan
Its:	VP Finance
Date:	11-24-2003

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